UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MASSEY ENERGY COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Massey Energy Company

4 North 4th Street

Richmond, Virginia 23219

April 19, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Massey Energy Company, which will be held on Tuesday, May 22, 2007, at 9:00 a.m. Eastern Daylight Time at The Four Seasons Hotel, 57 East 57th Street, New York, New York 10022. Directions to the Four Seasons Hotel are included for your convenience on the back page of this booklet.

Information about the Annual Meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting and Proxy Statement that follow. Also included is a proxy card and postage-paid return envelope.

The Board of Directors recommends that you complete and return the accompanying proxy card in the enclosed envelope, or vote electronically through the Internet or by telephone, to be sure that your shares will be represented and voted at the Annual Meeting. The enclosed proxy card contains instructions on voting electronically through the Internet or by telephone or, if your shares are registered in the name of a bank, broker or other nominee, the bank, broker or other nominee will provide instructions on how to vote.

Sincerely,

DON L. BLANKENSHIP
Chairman, Chief Executive Officer and President

MASSEY ENERGY COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2007

The 2007 Annual Meeting of Stockholders of Massey Energy Company will be held at The Four Seasons Hotel, 57 East 57th Street, New York, New York 10022, on Tuesday, May 22, 2007, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

1.	To elect three Class II directors to hold office for three years, until their respective successors are elected and qualified, or until their earlier resignation or removal.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	To act on a stockholder proposal regarding political contribution reports.

4.	To act on a stockholder proposal regarding a climate change report.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed March 26, 2007, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.

PLEASE CAST YOUR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE, OR COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED PRE-PAID ENVELOPE.

By Order of the Board of Directors,

RICHARD R. GRINNAN
Vice President and Corporate Secretary

April 19, 2007

Richmond, Virginia

MASSEY ENERGY COMPANY

PROXY STATEMENT

April 19, 2007

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Massey Energy Company, 4 North 4th Street, Richmond, Virginia 23219 (“Massey”), of your proxy for use at the Annual Meeting of Stockholders of Massey’s common stock, $0.625 par value per share (the “Common Stock”), to be held May 22, 2007, and at any adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card are being mailed to all stockholders on or about April 19, 2007.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1.	What am I voting on?

You will be voting on each of the following items of business:

•	The election of three Class II directors to hold office for three years, until their respective successors are elected and qualified, or until their earlier resignation or removal;

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm;

•	The stockholder proposal regarding political contribution reports; and

•	The stockholder proposal regarding a climate change report.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE THREE CLASS II DIRECTOR NOMINEES, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, AGAINST THE STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTION REPORTS AND AGAINST THE STOCKHOLDER PROPOSAL REGARDING A CLIMATE CHANGE REPORT.

You may also be asked to vote on any other business that may properly come before the Annual Meeting or any postponements or adjournments thereof.

2.	Who is entitled to vote?

All stockholders who owned Common Stock at the close of business on March 26, 2007, the record date fixed by the Board of Directors, are entitled to vote at the Annual Meeting. On the record date, we had outstanding 81,094,279 shares of Common Stock.

Stockholders have one vote for each share on all business of the Annual Meeting, except that, without any conditions precedent, stockholders have cumulative voting rights with respect to the election of the three Class II directors. Cumulative voting rights entitle a stockholder to cast as many votes as is equal to the number of directors to be elected (three in our case) multiplied by the number of shares owned by the stockholder. Each stockholder may distribute his or her votes among all, some or one of the nominees as such stockholder sees fit.

3.	How many votes must be present to hold the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of Common Stock as of the record date entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. In determining the presence of a quorum, abstentions are counted as present and entitled to vote and broker non-votes (as defined below) are not counted, if they are not otherwise represented at the Annual Meeting.

4.	How do I vote before the Annual Meeting?

Registered stockholders (that is, stockholders who hold Common Stock in certificated form (as opposed to through a bank, broker, or other nominee) or employees who hold Common Stock through the Coal Company Salary Deferral and Profit Sharing Plan, our 401(k) Plan) may vote in person at the Annual Meeting or by proxy. Registered stockholders and employees who own Common Stock through our 401(k) Plan have three ways to vote by proxy:

•	By mail - Complete, properly sign, date and mail the enclosed proxy card.

•	By Internet - Connect to the Internet at http://www.eproxy.com/mee/ and follow the instructions included on the enclosed proxy card.

•	By telephone - Call 1-800-560-1965 and follow the instructions included on the enclosed proxy card.

Street name stockholders (that is, stockholders who hold Common Stock through banks, brokers or other nominees) who wish to vote at the meeting should be provided a form of legal proxy from the institution that holds their shares. If this has not occurred, contact the institution that holds your shares. Street name stockholders may also be eligible to vote their shares electronically, by following the instructions on the proxy card provided by the bank, broker or other nominee that holds the shares, using either the toll-free telephone number or the Internet address provided on the proxy card, or instead may complete, date and sign the proxy card provided by the institution that holds their shares.

The deadline for voting electronically through the Internet or by telephone for stockholders who hold Common Stock in certificated form or who hold Common Stock through a bank, broker or other nominee is 11:59 p.m., Central Time, on May 21, 2007. The deadline for voting electronically through the Internet or by telephone for stockholders who hold Common Stock in our 401(k) Plan is 4:59 p.m. Central Time, on May 17, 2007.

5.	How will my shares be voted if I sign, date and return my proxy card or voting instruction card, but do not provide complete voting instructions with respect to each proposal?

Unless otherwise directed in the accompanying proxy card, the persons named as proxies therein will vote all properly executed, returned, and not revoked proxy cards (1) FOR the election of the three Class II director nominees listed thereon, (2) FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, (3) AGAINST the stockholder proposal regarding political contribution reports and (4) AGAINST the stockholder proposal regarding a climate change report.

The shares represented by any properly executed, returned, and not revoked proxy card submitted without giving specific voting instructions with respect to one or more proposals will, with respect to such proposals, be voted by the persons named in the accompanying proxy card as instructed by the Board of Directors, with the following two exceptions:

•

Shares held in our 401(k) Plan for which no direction is provided on a properly executed, returned and not revoked proxy card will be voted proportionately in the same manner as those shares held in our 401(k) Plan for which timely and valid voting instructions are received with respect to such proposals, and

•

Shares held in our 401(k) Plan for which timely and valid voting instructions are not received will be considered to have been designated to be voted by the trustee proportionately in the same manner as those shares held in our 401(k) Plan for which timely and valid voting instructions are received.

As to any other business that may properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxy in the manner as the Board of Directors may recommend, or otherwise in the proxy holders’ discretion. The Board of Directors does not presently know of any other such business.

6.	How will my shares be voted if I do not return my proxy card or otherwise vote electronically through the Internet or by telephone?

If you are a stockholder of record and you do not return your proxy card or otherwise vote electronically through the Internet or by telephone, your shares will not be voted, unless you attend the Annual Meeting to vote in person.

If you are a stockholder whose stock is held in street name with a bank, broker or other nominee and you do not return your voting instruction card, your bank, broker or other nominee may vote your shares (1) FOR the election of the three director nominees named in this Proxy Statement and (2) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm because these proposals are considered “routine” matters as described by the rules of the New York Stock Exchange, or NYSE. However, your bank, broker or other nominee cannot vote your shares with respect to the approval of the two stockholder proposals because these proposals are not considered “routine.”

Under the rules of the NYSE, your bank, broker or other nominee may vote your shares in its discretion on “routine” matters. The rules of the NYSE, however, do not permit your broker to vote your shares on proposals that are not considered “routine.” When a proposal is not a “routine” matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares on that proposal. When a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter, it is called a “broker non-vote.”

7.	What if I change my mind after I vote?

Stockholders may revoke any proxy, whether cast by proxy card, electronically through the Internet, or by telephone by voting again by proxy card, Internet, or telephone (the latest vote cast by any of these three mediums is the vote that will be counted). In addition, the powers of the proxy holders will be suspended with respect to any stockholder who attends the meeting in person and requests to revoke any previously given proxy. Attendance at the meeting will not by itself revoke a previously granted proxy.

If you are a stockholder whose stock is held in street name with a bank, broker or other nominee, you must follow the instructions found on the voting instruction card provided by the bank, broker or other nominee, or contact your bank, broker or other nominee, in order to revoke your previously given proxy.

8.	How many votes are needed to approve each of the four proposals?

The three nominees for Class II directors receiving the highest number of votes at the Annual Meeting will be elected. You may vote “for” or “withhold” with respect to the election of any or all of the nominees. With respect to votes cast FOR the election of all of the three Class II directors, absent specific instructions with respect to cumulative voting, the persons named as proxies in the accompanying proxy card will have full discretionary authority to vote the shares represented by any properly executed, returned and not revoked proxy card cumulatively among all or less than all of the three nominees (other than any nominees from whom authority has been withheld) in the manner as the Board of Directors shall recommend, or otherwise in the proxies’ discretion. Abstentions and broker non-votes will not count either in favor of, or against, election of a Class II director nominee.

The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and which are entitled to vote. Abstentions will have the effect of a vote AGAINST the ratification of the appointment of Ernst & Young LLP and broker non-votes will not count either in favor of or against the ratification of the appointment of Ernst & Young LLP.

In order to be adopted, the approval of each of the stockholder proposals must be approved separately by the affirmative vote of a majority of the votes cast. In addition, under applicable NYSE listing standards, the total votes cast on each proposal must represent more than 50% of all shares of Common Stock outstanding on the record date. Stockholders may direct that their votes be cast for or against the proposals, or stockholders may abstain from these proposals. Assuming that the total number of votes cast on a stockholder proposal represents more than 50% of all shares of Common Stock outstanding on the record date, abstentions will have the effect of a vote AGAINST the stockholder proposals and broker non-votes will not count either in favor of or against the stockholder proposals.

9.	What is householding and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of the proxy statement or annual report by writing us at Investor Relations, Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261 or by telephoning 1-866-814-6512.

Beneficial owners with the same address who receive more than one proxy statement and annual report may request delivery of a single proxy statement and annual report by contacting our Investor Relations department as described above.

10.	Who can attend the Annual Meeting?

The Annual Meeting is open to all holders of Common Stock as of the record date, March 26, 2007. Stockholders who plan to attend the Annual Meeting may be asked to present valid picture identification, such as a driver’s license or passport, together with the admission ticket contained along with the proxy card included with the materials sent to you for the Annual Meeting. If you are a stockholder whose stock is held in street name with a bank, broker or other nominee, you must bring a copy of a statement from such bank, broker or other nominee indicating your ownership of Common Stock. If you are an authorized proxy or if you want to vote in person the shares that you hold in street name, you must present the proper documentation. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

11.	Who pays the cost of proxy solicitation?

We pay the expense of the solicitation. Some officers and regular employees may solicit proxies personally and by telephone, facsimile, courier service, mail, email, Internet, press release or advertisement (including on television, radio, newspapers or other publications of general distribution). These individuals will receive no additional compensation for their services. MacKenzie Partners, Inc. has been engaged to assist in the solicitation for which we expect to pay a fee of $15,000 for its standard services, in addition to its reasonable, actual out-of-pocket expenses, which will include, but not be limited to, telephone and telecopier charges, copying costs, messenger services, electronic news distribution, news wire service charges, data processing, mailing, postage and courier costs. We will indemnify MacKenzie Partners, Inc. against any losses arising out of their proxy soliciting services on our behalf, absent a showing of bad faith, negligence or willful misconduct.

12.	Who will count the votes?

Representatives from Wells Fargo Shareowner Services, our registrar and transfer agent, will tabulate the votes and act as inspectors of election at the Annual Meeting.

13.	Could other matters be decided in the Annual Meeting?

The Board of Directors is not aware of any matters that may come before the Annual Meeting other than matters disclosed in this proxy statement. However, if other matters do properly come before the Annual Meeting, it is the intention of the persons named on the proxy card to vote in the manner the Board of Directors recommend, or otherwise in the proxy holders’ discretion.

14.	How do I make a stockholder proposal for the 2008 annual meeting?

Any proposal of a stockholder intended to be presented at our 2008 annual meeting of stockholders for inclusion in our 2008 proxy statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by us no later than December 21, 2007.

Our Restated Bylaws provide that a stockholder entitled to vote for the election of directors may nominate persons for election to the Board of Directors by delivering written notice to our Corporate Secretary at our principal executive offices at P.O. Box 26765, Richmond, Virginia 23261. Such notice must be delivered to or mailed and received not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, in the event that less than 40 days’ notice or prior public disclosure is given to stockholders of the date of the meeting, such notice must be received not later than 10 days after the date on which notice or public disclosure of the meeting date is given. We anticipate holding the 2008 annual meeting of stockholders on May 13, 2008. The stockholder’s notice must include,

•	as to each person whom the stockholder proposes to nominate for election as a director:

•

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the stockholder giving the notice:

•	the name and address of such stockholder, as they appear on our books; and

•	the class and number of shares of Common Stock that are owned beneficially by such stockholder.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by us within the time limits described in the first or second paragraph of this question 14, depending upon whether such proposal is intended to be included in our 2008 proxy statement. The stockholder’s notice must contain as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•

the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting;

•	any material interest in such business of such stockholder; and

•	as to the stockholder giving the notice:

•	the name and address of such stockholder, as they appear on our books; and

•	the class and number of shares of Common Stock that are owned beneficially by such stockholder.

The requirements found in our Restated Bylaws are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a proposal included in our proxy statement.

ELECTION OF DIRECTORS

Proposal 1

Our Restated Certificate of Incorporation and Restated Bylaws provide for a “classified” Board of Directors. Our Restated Bylaws provide for ten directors, four serving as Class I directors, three serving as Class II directors, and three serving as Class III directors. The terms of the three present Class II directors, William R. Grant, Dan R. Moore and Martha R. Seger will expire at the Annual Meeting, once their respective successors are elected and qualified. The Governance and Nominating Committee has recommended to the Board of Directors and the Board of Directors has nominated three Class II directors for election at the Annual Meeting to serve three-year terms expiring at the annual meeting in 2010, once their respective successors are elected and qualified, or until their earlier resignation or removal. The Board of Directors recommends that its three nominees for directors be elected at the Annual Meeting. The nominees are Richard M. Gabrys, Dan R. Moore and Baxter F. Phillips, Jr. William R. Grant and Martha R. Seger will retire from the Board of Directors upon the expiration of their current terms at the Annual Meeting. Mr. Grant and Dr. Seger are therefore not being nominated for re-election. One of the nominees for Class II directors, Dan R. Moore, presently serves as a Class II director. All of the nominees proposed by the Board of Directors have consented to serve if elected. We know of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

Biographical Information on the Class II Director Nominees

The following biographical information is furnished with respect to each of our nominees for election at the Annual Meeting as Class II directors.

RICHARD M. GABRYS, age 65

Mr. Gabrys retired as Vice Chairman of Deloitte & Touche LLP in May 2004. Mr. Gabrys served for 42 years with Deloitte & Touche in public accounting serving a variety of publicly held companies, with a focus on automotive manufacturing companies, energy companies, financial services institutions and health care entities. He serves as Interim Dean of the School of Business Administration of Wayne State University. Mr. Gabrys serves as a director of the following publicly traded companies: Dana Corporation, a supplier of drivetrain, chassis, structural and engine technologies, CMS Energy Company, an integrated energy company, La-Z-Boy Incorporated, a residential furniture producer, and TriMas Corporation, a manufacturer of high-quality trailer products, recreational accessories, packaging systems, energy products and industrial specialty products. On March 3, 2006, Dana Corporation and its U.S. domestic subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Mr. Gabrys also serves on the boards of the following tax-exempt entities: the Detroit Institute of Arts, the Karmanos Cancer Institute, Ave Maria College and Ave Maria University.

DAN R. MOORE, age 66

Mr. Moore has been a director since January 22, 2002. He is the Chairman of the Audit Committee and a member of the Governance and Nominating, and Safety, Environmental and Public Policy Committees. Mr. Moore has been the Chairman of Moore Group, Inc., which owns multiple automobile dealerships in Williamson, West Virginia, since 1999. He previously served as Chairman, President and Chief Executive Officer of the former Matewan BancShares, a multi-bank holding company, from 1981 to 1999, which he joined as a loan officer in 1963. Mr. Moore also serves as a director of the West Virginia University Foundation, and previously served on other boards and foundations.

BAXTER F. PHILLIPS, JR., age 60

Mr. Phillips has been our Executive Vice President and Chief Administrative Officer since November 2004. He previously served as Senior Vice President and Chief Financial Officer from September 2003 to November 2004, and as Vice President and Treasurer from October 2000 to August 2003. Mr. Phillips joined us in 1981 and has also served in the roles of Corporate Treasurer, Manager of Export Sales and Corporate Human Resources Manager, among others. Prior to joining us, he held various investment and banking positions, including management of fixed income for the Virginia Retirement System, Group Head in the corporate banking division of the former American Security Bank in Washington, D.C. and Cash Management Officer at the former United Virginia Bankshares, Inc. in Richmond, Virginia. He holds a bachelors of science in business management and a masters degree in business administration from Virginia Commonwealth University.

The Board of Directors recommends that you vote FOR each of our Class II director nominees.

Biographical Information on the Directors Not Up For Election

The following biographical information is furnished with respect to each of the directors whose terms will continue after the Annual Meeting.

Class I Directors—Term expires in 2009:

JAMES B. CRAWFORD, age 64

Mr. Crawford has been a director since February 7, 2005. He is a member of the Audit, Governance and Nominating, and Safety, Environmental and Public Policy Committees.

Mr. Crawford has been a consultant for Evan Energy Investments, LC, a Richmond, Virginia based company with coal interests in China and Venezuela, since February 2004. Since December 2005, he has served as Chairman of InterAmerican Coal Holding N.V., an Evan Energy investment, which produces coal in Venezuela and purchases coal for resale in Columbia. Mr. Crawford previously served as Chairman and Chief Executive Officer of James River Coal Company from its founding in 1988 until March 2003. In late 2002 in the midst of the weakest coal market in more than thirty years, Mr. Crawford recommended to the company’s creditors and long-term customers a plan for financial restructuring of James River Coal Company. The creditors chose not to accept the plan and Mr. Crawford voluntarily resigned on March 17, 2003. On March 25, 2003, James River Coal Company and its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Middle District of Tennessee. Mr. Crawford was retired from March 2003 until becoming a consultant to Evan Energy Investments L.C. in February 2004. He also is Chair Emeritus and a member of the Board of Trustees of Colby College.

E. GORDON GEE, age 63

Chancellor Gee has been a director since November 30, 2000. He is Chairman of the Safety, Environmental and Public Policy Committee and is a member of the Audit, Executive, and Governance and Nominating Committees.

Chancellor Gee has been the Chancellor of Vanderbilt University since 2000, having previously served as President of Brown University from 1998 to 2000 and President of The Ohio State University from 1990 to 1998. Chancellor Gee also serves as a director of the following publicly traded companies: Dollar General Corporation, a discount retailer; Gaylord Entertainment Company, a specialty lodging and entertainment company; Hasbro, Inc., a children and family leisure time entertainment company; and Limited Brands, Inc., a specialty retailer. He previously served on numerous other publicly traded and private company boards.

DANIEL S. LOEB, age 45

Mr. Loeb has been a director since June 28, 2006. He is a member of the Compensation and Governance and Nominating Committees.

Mr. Loeb is Chief Executive Officer of Third Point LLC, an investment management firm based in New York that he founded in 1995. In 1994, Mr. Loeb was Vice President of high yield sales at Citigroup, and from 1991 to 1993, he was Senior Vice President in the distressed debt department at Jefferies & Co. Mr. Loeb began his career as an Associate in private equity at E.M. Warburg Pincus & Co. in 1984. Mr. Loeb is also Chairman of the Board of American Restaurant Group and serves as a director of the following publicly traded companies: Ligand Pharmaceuticals, which engages in the discovery, development and marketing of drugs, and Pogo Producing Company, which explores, develops and produces oil and natural gas. He is a Trustee of Prep for Prep, an organization dedicated to facilitating education and career opportunities for underprivileged youth.

TODD Q. SWANSON, age 32

Mr. Swanson has been a director since June 28, 2006. He is a member of the Audit and Governance and Nominating Committees.

Todd Q. Swanson joined Third Point LLC in September 2005 as an analyst. From 2003 to 2005, Mr. Swanson attended the Graduate School of Business at Stanford University. From 2001 through 2003 he worked for Thoma Cressey Equity Partners, a private equity firm based in Chicago. From 1998 through 2001, he worked for KPMG LLP, an international accounting firm, in accounting and merger and acquisition roles. He is a certified public accountant as well as a chartered financial analyst.

Class III Directors—Term expires in 2008:

DON L. BLANKENSHIP, age 57

Mr. Blankenship has been a director since 1996. He is Chairman of the Executive Committee.

Mr. Blankenship has been our Chairman of the Board, Chief Executive Officer and President since November 30, 2000, and has been Chairman of the Board, Chief Executive Officer and President of A.T. Massey Coal Company, Inc., our wholly owned and sole, direct operating subsidiary, since 1992. Mr. Blankenship also serves as a director of the Center for Energy and Economic Development, the National Mining Association and the U.S. Chamber of Commerce.

ROBERT H. FOGLESONG, age 61

Four Star General Foglesong, U.S. Air Force (retired), has been a director since February 21, 2006. He is a member of the Governance and Nominating and Safety, Environmental and Public Policy Committees.

General Foglesong has been President of Mississippi State University since April 16, 2006 and President and Executive Director of the Appalachian Leadership and Education Foundation, a Charleston, West Virginia based non-profit organization focused on identifying and supporting the next generation of leaders in Appalachia, since February 1, 2006. He retired from the U.S. Air Force on February 1, 2006, following 33 years of U.S. military service in over 130 countries. From August 2003 until his departure from the military, General Foglesong served as Commander, U.S. Air Forces in Europe; Commander, Allied Air Component Command Ramstein; and Air Component Commander, U.S. European Command, Ramstein AB, Germany. Beginning in January 2005, he was additionally appointed Director, Multinational Joint Air Power Competence Center, Kalkar, Germany. From November 2001 to August 2003, General Foglesong served as Vice Chief of Staff, Headquarters U.S. Air Force, Washington, D.C.

BOBBY R. INMAN, age 75

Four Star Admiral Inman, U.S. Navy (retired), has been a director since 1985. He is Chairman of the Compensation Committee and a member of the Executive and Governance and Nominating Committees. He serves as the Interim Lead Director.

Admiral Inman has been a tenured professor at the LBJ School of Public Affairs at the University of Texas in Austin since August 2001, holding the Lyndon Johnson Centennial Chair in National Policy. He served as Interim Dean from January 2005 until December 2005, and adjunct professor at the University of Texas from 1987 until August 2004. Admiral Inman previously served as Director of the National Security Agency and Deputy Director of the Central Intelligence Agency. He is a managing director of Gefinor Ventures, Inc., an early stage venture capital firm, and has over 20 years experience in venture capital investments. Admiral Inman previously served on numerous NYSE publicly traded company and other boards.

Directors’ Compensation

The non-employee directors who served during the full calendar year 2006 were each paid an annual retainer fee of $40,000 or, in the case of the Chairman of the Audit Committee, $55,000, and the Chairs of the other Board Committees, $45,000. Retainer fees are paid in quarterly installments on or about January 1, April 1, July 1 and October 1. Non-employee directors also earned meeting fees of $3,000 for each Audit Committee meeting attended and $2,000 for each Board or other Board Committee meeting attended. Meeting fees are paid shortly after each meeting is held. We also reimburse directors for the expenses they incur in attending meetings of the Board or Board Committees. Directors who are also salaried employees receive no additional cash compensation for their services as directors.

Non-employee directors are permitted to defer receipt of directors’ fees until their retirement or other termination of status as a director. At the election of the director, deferred amounts either accrue interest at rates fixed from time to time by the committee that administers the Massey Energy Company Deferred Directors’ Fee Program or are valued as if having been invested in Common Stock. During 2006, three directors chose to defer all or a portion of their directors’ fees.

All equity awards made to non-employee directors prior to June 28, 2006 were granted pursuant to the Massey Energy Company Stock Plan for Non-Employee Directors, as amended and restated effective May 24, 2005 (the 1995 Plan), and the Massey Energy Company 1997 Restricted Stock Plan for Non-Employee Directors, as amended and restated effective May 24, 2005 (the 1997 Plan). Under the 1995 Plan, directors who were not our employees or employees of our subsidiaries were eligible to receive, when they became directors, a one-time grant of 4,056 shares of restricted Common Stock and 2,705 restricted units, which are payable in cash upon the vesting of the restricted Common Stock to assist in satisfying related income tax liabilities upon the lapse of restrictions on the restricted Common Stock. These awards were made on a date determined by the 1995 Plan committee following director appointment. Restrictions lapse on 20% of the restricted Common Stock and restricted units on March 14 following the date of the initial award. Restrictions lapse on the balance of the restricted Common Stock and restricted units in four equal increments on each succeeding March 14.

Under the 1997 Plan, non-employee directors were awarded an annual grant of 2,028 shares of restricted Common Stock, which grants were made at the first regularly scheduled Board of Directors meeting in any calendar year during which such director served as a member of the Board of Directors. The restrictions on all shares of restricted Common Stock granted to a director will, as to any such restricted stock held by the director for at least six months, lapse once the applicable director has completed five years of Board of Directors service and any of the following occurs: (i) the director attains the age of Board of Directors retirement, if applicable, or obtains Board of Directors approval of early retirement, (ii) the director dies or becomes permanently and totally disabled, or (iii) a change of control occurs. The first regularly scheduled Board of Directors meeting of calendar year 2006 took place on February 21st, at which time each non-employee director serving at such time was awarded 2,028 shares of Common Stock. The market value of 2,028 shares of Common Stock on the grant date was $79,386 based on the average of the high and low trading prices of Common Stock on February 21, 2006. This valuation does not take into account the diminution in value attributable to the restrictions on such stock under the 1997 Plan.

On June 28, 2006, the independent inspectors of election certified our stockholders’ approval of the Massey Energy Company 2006 Stock and Incentive Compensation Plan (the 2006 Plan) which effectively replaced all of the our prior equity plans, including the 1995 Plan and the 1997 Plan. Consequently, grants made to non-employee directors after such date have been granted from the 2006 Plan. On August 16, 2006, the Governance and Nominating Committee, in accordance with its charter, reviewed and recommended to the Compensation Committee changes in the non-employee director compensation program. Effective August 16, 2006, the Board ratified the recommendations of the Compensation Committee which were to reduce the initial grant of restricted stock from 4,056 shares to 4,000 shares, increase the initial grant of restricted units from 2,705 to 2,750, and reduce the annual grant of restricted stock from 2,028 shares to 2,000 shares. In addition, the restrictions on the initial grants of restricted stock and restricted units and the annual grant of restricted stock were modified to lapse in one-third increments each year upon the anniversary of the date of grant.

The following table presents information relating to total compensation of our non-employee directors for the fiscal year ended December 31, 2006.

NON-EMPLOYEE DIRECTOR COMPENSATION (a)

Name	Fees Earned or Paid in Cash (b)	Stock Awards (c)	All Other Compensation (d)	Total
John C. Baldwin (e)	$68,000	$205,359	$1,063	$274,422
James B. Crawford	123,000	77,125	1,142	201,267
Robert H. Foglesong	84,000	75,538	760	160,298
E. Gordon Gee	118,000	115,342	2,343	235,685
William R. Grant	71,500	115,342	2,343	189,185
Bobby R. Inman	101,000	115,342	2,809	219,151
Daniel S. Loeb (f)	38,000	30,075	320	68,395
Dan R. Moore	132,500	105,596	1,727	239,823
Martha R. Seger	130,000	115,342	2,670	248,012
Todd Q. Swanson (f)	45,000	30,075	320	75,395

(a)	Since Mr. Blankenship is a Massey employee, he is not entitled to additional compensation for his services as a director.
(b)	Amounts shown represent director fees (i.e. retainer and meeting fees) earned during fiscal year 2006 and include any amounts deferred at the election of the director.
(c)	Amounts shown represent the dollar amounts of the expense recognized in 2006 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payments” (“SFAS 123(R)”) (excluding estimates for forfeitures related to service-based vesting conditions) for restricted stock and restricted unit awards to non-employee directors, and, accordingly, include amounts from awards granted in and prior to 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by each of the non-employee directors. The assumptions used in the calculation of these award amounts are included in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated by reference into this Proxy Statement. The actual cash value of restricted units that vested and were paid in cash during 2006 were as follows: Dr. Baldwin - $72,530, Mr. Crawford - $18,605, Mr. Foglesong - $18,605 and Mr. Moore - $18,605.
(d)	Amounts shown represent dividends paid on restricted stock and life insurance premiums allocated to each director.
(e)	Dr. Baldwin served as a director until June 28, 2006. The Board of Directors approved Dr. Baldwin’s early retirement effective on such date which resulted in the vesting of his restricted stock and units that had been held for at least six months.
(f)	Mr. Loeb and Mr. Swanson each entered into an assignment agreement with Third Point LLC, as of June 28, 2006, the date they became board members, whereby all their director fees and equity grants are paid directly to Third Point LLC.

During 2006, we made the following grants of restricted stock and restricted units to each non-employee director:

NON-EMPLOYEE DIRECTOR GRANTS IN 2006

	Grant Date	Type of Grant	Shares Granted	Units Granted	Grant Date Value (a)
James B. Crawford	2/21/2006	Annual	2,028		$79,386
Robert H. Foglesong	3/13/2006	Initial	4,056	2,705	$233,288
	3/13/2006	Annual	2,028		$69,976
E. Gordon Gee	2/21/2006	Annual	2,028		$79,386
William R. Grant	2/21/2006	Annual	2,028		$79,386
Bobby R. Inman	2/21/2006	Annual	2,028		$79,386
Daniel S. Loeb (b)	9/5/2006	Initial	4,056	2,705	$172,541
	9/5/2006	Annual	2,028		$51,755
Dan R. Moore	2/21/2006	Annual	2,028		$79,386
Martha R. Seger	2/21/2006	Annual	2,028		$79,386
Todd Q. Swanson (b)	9/5/2006	Initial	4,056	2,705	$172,541
	9/5/2006	Annual	2,028		$51,755
John C. Baldwin (c)	2/21/2006	Annual	2,028		$79,386

(a)	The amounts shown represent the sum of the number of shares and units multiplied by the closing stock price on the date of grant.

(b)	Mr. Loeb and Mr. Swanson each entered into an assignment agreement with their employer, Third Point LLC, as of June 28, 2006, the date they became board members, whereby all their director fees and equity grants are paid by us directly to Third Point LLC.
(c)	These shares were forfeited on June 28, 2006 upon Dr. Baldwin’s departure from the Board pursuant to the equity plan from which they were granted since they were not held for at least six months.

Director Independence

The Governance and Nominating Committee undertook its annual review of director independence in February 2007. During this review, the Governance and Nominating Committee considered transactions and relationships between each director or any member of his or her immediate family and Massey and our subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” on page 52. The committee also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the general independence standards in the listing standards of the NYSE, the exchange on which the Common Stock is listed, and the independence standards set forth in our Corporate Governance Guidelines, which can be found on our website. See “Availability of Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, Code of Ethics, Committee Charters, SEC Filings and Other Materials” on page 61.

As set forth in our Corporate Governance Guidelines, we have adopted the following definition of independence: a director will be considered independent if he/she (a) is free of any relationship that would preclude a finding of independence under the NYSE Corporate Governance Standards as may be in effect from time to time, and (b) does not have any material relationship (either as director or as a partner, stockholder or officer of an organization) with us or any of our affiliates. In evaluating any such relationship, the Board of Directors takes into consideration whether disclosure of the relationship would be required by the proxy rules of the Exchange Act. If disclosure of the relationship is required, the Board of Directors must make a determination that the relationship is not material as a prerequisite to finding that the director is independent. Compliance with the definition of independence is reviewed annually by the Governance and Nominating Committee.

As a result of its review and based on the recommendation of the Governance and Nominating Committee, the Board of Directors affirmatively determined that James B. Crawford, Robert H. Foglesong, Richard M. Gabrys (director nominee), E. Gordon Gee, William R. Grant, Bobby R. Inman, Daniel S. Loeb, Dan R. Moore, Martha R. Seger and Todd Q. Swanson are independent under the general independence tests in the listing standards of the NYSE and the independence standards set forth in our Corporate Governance Guidelines. Don L. Blankenship is not independent because of his employment as our Chief Executive Officer and President. In addition, Baxter F. Phillips, Jr., a director nominee, is not independent because of his employment as our Executive Vice President and Chief Operating Officer. John C. Baldwin served as a director until June 28, 2006. At the time Dr. Baldwin served as a director, the Board of Directors had affirmatively determined that Mr. Baldwin was independent under the general independence tests in the listing standards of the NYSE and the independence standards set forth in our Corporate Governance Guidelines.

Committees of the Board

The standing committees of the Board of Directors consist of an Audit Committee, Compensation Committee, Executive Committee, Governance and Nominating Committee, and Safety, Environmental and Public Policy Committee. All of the information regarding the meetings of these committees refers to meetings that took place during 2006. The written charters under which each of these committees operates can be found on our website. In addition, the Audit Committee Charter is attached to this Proxy Statement as Annex A. See “Availability of Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, Code of Ethics, Committee Charters, SEC Filings and Other Materials” on page 61.

Audit Committee

The principal duties of the Audit Committee are to:

(a)	provide assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders and investment community relating to:

•	our accounting, reporting and financial practices, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm; and

(b)	prepare the report that SEC rules require to be included in our annual proxy statement.

The Audit Committee’s responsibilities include:

(a)	direct responsibility for the appointment, compensation, retention (or termination) and oversight of the independent registered public accounting firm engaged by us for the purpose of preparing or issuing audit reports and related work;

(b)	approving the audit and non-audit services to be performed by the independent registered public accounting firm and the fees related to such work;

(c)	reviewing with our financial management, internal audit management and independent registered public accounting firm matters relating to internal accounting controls, the internal audit program, our accounting practices and procedures and other matters relating to our financial condition and the financial condition of our subsidiaries;

(d)	reviewing the work of the independent registered public accounting firm that falls outside the scope of their audit engagement for the purpose of determining the independence of the independent registered public accounting firm; and

(e)	reporting to the Board of Directors periodically any conclusions or recommendations the committee may have with respect to such matters.

The members of the Audit Committee are Dan R. Moore (Chairman), James B. Crawford, E. Gordon Gee, William R. Grant, Martha R. Seger and Todd Q. Swanson. The Board of Directors has determined that each of the members of the Audit Committee is “independent” under the enhanced independence standards for audit committee members in the Exchange Act, and rules thereunder, as incorporated into the listing standards of the NYSE, and the independence standards set forth in our Corporate Governance Guidelines. Based on the recommendation of the Governance and Nominating Committee, the Board of Directors has also determined that each of the members of the Audit Committee has the requisite financial knowledge to serve as members of the Audit Committee and that each of Mr. Grant, Mr. Moore and Dr. Seger is an “audit committee financial expert” under the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). No member of the Audit Committee simultaneously serves on the audit committees of more than two other publicly registered companies. The Audit Committee held nine meetings during 2006.

Once each quarter, at a regular meeting of the Audit Committee, the committee members met privately with our independent registered public accounting firm without any Massey officers or other personnel present. During 2006, outside of scheduled Audit Committee meetings, the Chairman of the Audit Committee communicated at least seven times with a representative of our independent registered public accounting firm and at least 18 times with our financial management and internal audit management.

Compensation Committee

The principal duties of the Compensation Committee are to:

(a)	review corporate organizational structures;

(b)	maintain an ongoing review of senior management succession planning;

(c)	keep informed about any life threatening or disabling illness of any officer and recommend to the Board of Directors any steps that should be taken with respect to such illness;

(d)	review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation;

(e)	monitor performance of our officers and group executive officers;

(f)	make recommendations concerning compensation plans;

(g)	recommend officer title changes;

(h)	recommend the election of and salaries for officers and group executive officers, including salary, bonus and incentive awards, and determine and approve incentive awards for other executives and managers;

(i)	review Board of Directors compensation and propose any changes to the Governance and Nominating Committee;

(j)	function as the committee that administers our long-term incentive programs;

(k)	conduct an evaluation of the committee’s performance and review the adequacy of its charter and recommend any changes to the Board of Directors;

(l)	obtain advice and assistance from outside advisors as the committee deems appropriate;

(m)	review and discuss with management the Compensation Discussion and Analysis included in our proxy statement; and

(n)	prepare the annual report on executive compensation to be included in our proxy statement, as required by the Exchange Act.

The members of the Compensation Committee are Bobby R. Inman (Chairman), Robert H. Foglesong, William R. Grant, Daniel S. Loeb and Martha R. Seger. The Board of Directors has determined that each of the members of the Compensation Committee is “independent” under the general independence tests in the listing standards of the NYSE and the independence standards set forth in our Corporate Governance Guidelines. The Compensation Committee held four meetings during 2006. For a discussion of our executive compensation program, see the “Compensation Discussion and Analysis” and “Compensation Committee Report on Executive Compensation” beginning on pages 17 and 30, respectively.

Executive Committee

The Executive Committee exercises all of the power and authority of the Board of Directors in the management of our business and affairs to the extent permitted by Delaware law and the Executive Committee charter. The members of the Executive Committee are Don L. Blankenship (Chairman), E. Gordon Gee, William R. Grant, Bobby R. Inman, Dan R. Moore and Martha R. Seger. The Executive Committee did not meet in 2006.

Governance and Nominating Committee

The primary responsibilities of the Governance and Nominating Committee are to oversee and monitor our corporate governance policies and procedures and to regularly report the results of its activities to the Board of Directors. The principal duties of the Governance and Nominating Committee are to:

(a)	seek out, evaluate and recommend to the Board of Directors qualified nominees for election as directors;

(b)	seek to ensure the independence and quality of the Board of Directors;

(c)	develop and recommend to the Board of Directors our Corporate Governance Guidelines and codes of conduct and ethics applicable to us;

(d)	oversee the annual evaluation of the Board of Directors; and

(e)	consider other matters, including the size and composition of the Board of Directors and committees, directorship practices and other issues of corporate governance.

The members of the Governance and Nominating Committee are Martha R. Seger (Chair), James B. Crawford, Robert H. Foglesong, E. Gordon Gee, William R. Grant, Bobby R. Inman, Daniel S. Loeb, Dan R. Moore and Todd Q. Swanson. The Board of Directors has determined that each of the members of the Governance and Nominating Committee is “independent” under the general independence tests in the listing standards of the NYSE and the independence standards set forth in our Corporate Governance Guidelines. During 2006, the Governance and Nominating Committee held five meetings.

Nominating Procedures. The Governance and Nominating Committee considers candidates for Board of Directors membership suggested by its committee members and other Board members, as well as management and stockholders. The committee may also retain a third-party executive search firm to identify candidates upon request of the committee from time to time. A stockholder who wishes to recommend a prospective nominee for the Board of Directors should notify our Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate and in accordance with the provisions and information requirements set forth in our Restated Bylaws relating to stockholder nominations. See “How do I make a stockholder proposal for the 2008 annual meeting?” on page 4. Stockholder nominees whose nominations comply with these procedures will be evaluated in the same manner as the committee’s nominees.

Mr. Gabrys, Mr. Moore and Mr. Phillips were each recommended by the Governance and Nominating Committee for nomination for election at the Annual Meeting to serve a three-year term until their respective successors are elected and qualified, or until their earlier resignation or removal.

Once the Governance and Nominating Committee has identified a prospective nominee, the committee then evaluates the prospective nominee against the standards and qualifications set out in the Governance and Nominating Committee Charter and our Corporate Governance Guidelines, including:

(a)	the ability of the prospective nominee to represent the interests of our stockholders;

(b)	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

(c)	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

(d)	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors; and

(e)	the extent to which the prospective nominee helps the Board reflect the diversity of our stockholders, employees and communities.

The Governance and Nominating Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. After completing this evaluation, the Governance and Nominating Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the Governance and Nominating Committee. There is no difference in the manner by which the Governance and Nominating Committee evaluates prospective nominees for director based upon the source from which the individual was first identified.

Safety, Environmental and Public Policy Committee

The principal duties of the Safety, Environmental and Public Policy Committee are to:

(a)	review and make recommendations regarding our policies, programs, position and strategies in relation to safety, environmental and public policy issues deemed significant by the committee or which may be referred to the committee by the Board of Directors or by management;

(b)	review and make recommendations regarding safety, environmental, political, and social trends and issues as they may affect our operations and the operations of our subsidiaries;

(c)	review and make recommendations in respect of our general policy regarding support of business, charitable, educational and political organizations;

(d)	review and make recommendations in respect of our safety, environmental and public policies and practices; and

(e)	review the adequacy of the committee’s charter and recommend any changes to the Board of Directors.

The members of the Safety, Environmental and Public Policy Committee are E. Gordon Gee (Chairman), James B. Crawford, Robert H. Foglesong and Dan R. Moore. The Safety, Environmental and Public Policy Committee held four meetings during 2006.

Board and Committee Attendance

During 2006, the Board of Directors held 20 meetings. The independent directors met in executive session without the Chief Executive Officer or any other member of management in connection with each of the regularly scheduled quarterly Board meetings. During 2006, each director attended at least 75% of the aggregate of all Board meetings and meetings of Board committees on which such director served, with the exception of Mr. Grant, who was unable to attend at least 75% of such meetings due to illness. All of the directors attended the 2006 annual meeting of stockholders in May 2006 with the exception of Gen. Foglesong (who was attending a funeral), Dr. Seger (who was recovering from surgery) and Mr. Grant (due to illness). Under our Corporate Governance Guidelines, each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attendance at meetings of our stockholders and the meetings of the Board and committees of which he or she is a member.

Lead Director

The Board of Directors appoints an independent member to be the Lead Director. The Lead Director’s primary responsibility is to ensure that the Board of Directors operates independently of management and that directors and stockholders have an independent leadership contact. The Lead Director presides over the meetings of the independent directors that occur prior to each regularly scheduled meeting of the Board of Directors. On November 15, 2005, the Board of Directors appointed William R. Grant as the Lead Director to a two-year term. On May 16, 2006, the Board of Directors approved Admiral Inman to preside as Interim Lead Director during Mr. Grant’s illness. Stockholders and other interested persons may contact the Lead Director and Interim Lead Director in the manner described under “Communications with the Board” below.

Communications with the Board

Stockholders and other parties interested in communicating directly with the Lead Director and Interim Lead Director or with the non-management directors as a group may do so by writing to Lead Director, c/o Corporate Secretary, Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261. Our Corporate Secretary reviews all such correspondence and regularly forwards to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, auditing, ethics or internal control matters can also be communicated confidentially and generally anonymously (i) by calling the Massey Energy Hotline toll free at 1-888-424-2417; (ii) by mail addressed to: Board of Directors-Audit Committee, c/o Corporate Secretary, Massey Energy Company P.O. Box 26765, Richmond, Virginia 23261; (iii) by mail addressed to: Ethics Hotline, Ref: Massey Energy, PMB 3767, Suite 300, 13950 Ballantyne Corporate Place, Charlotte, North Carolina 28277; or (iv) by e-mail addressed to: massey.hotline@masseyenergyco.com (may not be received anonymously, depending upon how it is sent).

Code of Ethics

We have an Ethics Commitment Agreement, which is applicable to and signed annually by our salaried employees, including the principal executive officer, the principal financial officer and the principal accounting officer. We have a separate Code of Ethics for Senior Financial Officers, which contains provisions specifically applicable to our senior financial officers, including the principal executive officer, the principal financial officer and the principal accounting officer, and a Code of Business Conduct and Ethics for Directors that all directors are expected to sign annually. The Ethics Commitment Agreement, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website. See “Availability of Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, Codes of Ethics, Committee Charters SEC Filings and Other Materials” on page 61. We intend to post amendments to or waivers from these ethics agreements (to the extent applicable to our directors, principal executive officer, principal financial officer or principal accounting officer) on our website at www.masseyenergyco.com: Investor Relations, Corporate Governance, Code of Ethics.

Stock Ownership of Directors and Executive Officers

The following information is furnished with respect to each director and each of our nominees for director, all individuals serving as our principal executive officer or principal financial officer during 2006, and each of our three other most highly compensated executive officers other than the principal executive officer or principal financial officer who were serving as executive officers at the end of 2006, and all current directors and executive officers as a group, as to ownership of shares of Common Stock as of March 15, 2007. Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares.

		Amount and Nature of Beneficial Ownership
Title of Class	Name of Beneficial Owner	Shares Beneficially Owned	Shares for which Beneficial Ownership can be Acquired within 60 Days (a)	Total Beneficial Ownership	Percent of Class (b)
Massey Energy	Class I Directors
Common Stock,	James B. Crawford	10,112	—	10,112	*
$0.625 Par Value	E. Gordon Gee	20,252	—	20,252	*
	Danial S. Loeb	4,808,084	—	4,808,084	6%
	Todd Q. Swanson	8,084	—	8,084	*

	Class II Directors
	Richard M. Gabrys (nominee)	—	—	—	—
	William R. Grant (c)	86,720	—	86,720	*
	Dan R. Moore	16,196	—	16,196	*
	Baxter F. Phillips, Jr. (nominee) (d)(e)	54,329	48,434	102,763	*
	Martha R. Seger	19,338	—	19,338	*

	Class III Directors
	Don L. Blankenship (e)	271,535	390,943	662,478	*
	Robert H. Foglesong	8,084	—	8,084	*
	Bobby R. Inman	21,110	—	21,110	*

	Officers
	J. Christopher Adkins	37,509	51,358	88,867	*
	H. Drexel Short, Jr. (f)	50,655	45,585	96,240	*
	Eric B. Tolbert	16,380	24,543	40,923	*

	Directors and executive officers as a group (23 person)(g)	5,517,542	654,441	6,171,983	7%

(a)	Represents shares of Common Stock that may be acquired through the exercise of options within 60 days of March 15, 2007.
(b)	Calculated based on shares of Common Stock beneficially owned as of March 15, 2007 plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group divided by our shares of Common Stock outstanding as of March 15, 2007, which were 82,393,279. An asterisk (*) indicates that ownership is less than one percent of class.
(c)	Mr. Grant owns 58,249 shares directly and is deemed a beneficial owner of 28,480 shares through several trusts.
(d)	Mr. Phillips owns 42,296 shares directly and is the indirect beneficial owner of 3,122 shares through Massey’s Coal Salary Deferral and Profit Sharing Program as of March 15, 2007 and 8,911 shares that are held by his wife.
(e)	Mr. Blankenship and Mr. Phillips are also named executive officers.
(f)	Mr. Short owns 48,135 shares directly and is the indirect beneficial owner of 2,520 shares through the Massey’s Coal Salary Deferral and Profit Sharing Program as of March 15, 2007.
(g)	Executive officers included in this number are those included in Item 1 of our Annual Report on Form 10-K for the fiscal year ending December 31, 2006 filed with the SEC on March 1, 2007.

Stock Ownership of Certain Beneficial Owners

Management knows of no person, except as set forth below, who is the beneficial owner of more than 5% of our voting shares. The table sets forth information known to us as of the most recent date, based on filings with the SEC on Schedule 13D or Schedule 13G (unless otherwise indicated), with percentage of ownership calculated using the number of outstanding shares of Common Stock on the dates noted below.

Name and Address of Beneficial Owners	Shares Beneficially Owned	Percent of Class (a)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	11,370,980(b)	14%

Lazard Asset Management, LLC 30 Rockefeller Plaza New York, NY 10112	11,295,928(c)	14%

FMR Corp. 82 Devonshire Street Boston, MA 02109	9,053,100(d)	11%

Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078	4,982,750(e)	6%

Third Point LLC 390 Park Avenue New York, NY 10022	4,816,168(f)	6%

Schneider Capital Management Corporation 460 E. Swedesford Rd., Suite 2000 Wayne, PA 19087	4,137,818(g)	5%

(a)	All percentages are based on 81,068,790 shares of Common Stock outstanding as of February 15, 2007 as reported in our Annual Report on Form 10-K for the year ending December 31, 2006.
(b)	Based solely on Amendment No. 1 to Schedule 13G filed by BlackRock, Inc. with the SEC on February 13, 2007 that indicates BlackRock, Inc. is the beneficial owner of 11,370,980 shares, and has shared voting power over 11,370,980 shares and shared dispositive power over 11,370,980 shares.
(c)	Based solely on Amendment No. 1 to Schedule 13G filed by Lazard Asset Management, LLC with the SEC on February 9, 2007 that indicates Lazard Asset Management, LLC is the beneficial owner of 11,295,928 shares, and has sole voting power over 5,804,948 shares and sole dispositive power over 11,295,928 shares.
(d)	Based solely on Schedule 13G filed by FMR Corp. with the SEC on January 10, 2007 that indicates FMR Corp. is the beneficial owner of 9,053,100 shares, and has sole voting power over 548,300 shares and sole dispositive power over 9,053,100 shares.
(e)	Based solely on Schedule 13G filed by Franklin Mutual Advisers, LLC with the SEC on January 31, 2007 that indicates Franklin Mutual Advisers, LLC is the beneficial owner of 4,982,750 shares, and has sole voting power over 4,982,750 shares and sole dispositive power over 4,982,750 shares.
(f)	Based on (i) Amendment No. 3 to Schedule 13D filed by Third Point LLC and Daniel S. Loeb with the SEC on July 25, 2006 that indicates that Third Point LLC and Daniel S. Loeb are the beneficial owners of 4,800,000 shares and have shared voting power over 4,800,000 shares and shared dispositive power over 4,800,000 shares and (ii) the number of shares we granted to Third Point LLC in accordance with certain assignment agreements between Mr. Loeb and Mr. Swanson and Third Point LLC whereby directors Mr. Loeb and Mr. Swanson, employees of Third Point LLC, have assigned their rights and interests in equity grants made to them as our non-employee directors to Third Point LLC .
(g)	Based solely on Schedule 13G filed by Schneider Capital Management Corporation with the SEC on February 12, 2007 that indicates Schneider Capital Management Corporation is the beneficial owner of 4,137,818 shares, and has sole voting power over 2,956,493 shares and sole dispositive power over 4,137,818 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the forms required by Section 16 of the Exchange Act that have been filed during and with respect to our most recently completed fiscal year, we are not aware of any executive officer, director or beneficial owner of more than 10% of our stock that failed to file on a timely basis any Forms 3, 4 or 5.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

We compensate our Chief Executive Officer, our Chief Financial Officer and our three other highest compensated executive officers, who we refer to collectively as our named executive officers, in a manner that is meant to attract and retain highly qualified and gifted individuals and to appropriately incentivize and motivate the named executive officers to achieve continuous improvements in company-wide performance for the benefit of our stockholders. We accomplish this through the use of various forms of compensation, the basic components of which are: (i) base salary; (ii) annual cash bonus; (iii) long-term performance-based and service-based cash and equity incentive awards; and (iv) retirement benefits. In certain circumstances, additional incentives and benefits are provided to our named executive officers, and may include perquisites, retention awards, change in control and severance benefits, and supplemental life insurance. In order to enhance our ability to attract and retain the most highly qualified individuals and to further incentivize and motivate them, we have written employment arrangements with Messrs. Blankenship and Phillips. Our process for determining compensation for our named executive officers involves:

•	assessing the value of the individual and the significance of his or her contribution to the organization,

•	weighing the risk such individual may be lured away to or by a competitor and the difficulty of replacing such individual,

•	taking into consideration an individual’s experience, accomplishments, and expected future contributions,

•	reviewing the various components of an individual’s current targeted overall compensation, and

•	comparing the various components of targeted overall compensation with other individuals within Massey.

Other considerations that we take into account when setting compensation are our historic and projected performance, our performance compared to our competitors, actual and projected payouts of incentive pay, industry outlook, and general market conditions.

Outside Independent Compensation Consultant

Periodically, the Compensation Committee retains an outside independent compensation consultant to provide information and advice concerning compensation. With respect to setting and negotiating the compensation arrangements for Messrs. Blankenship and Phillips for the 2006 fiscal year, in 2005 the Compensation Committee retained the outside independent compensation consulting firm of Pearl Meyer & Partners (PM&P). The Compensation Committee retained PM&P to discuss our compensation programs and to learn about developments and best practices in executive compensation matters. From time to time, PM&P also provides consulting advice to management outside the scope of executive compensation.

As part of its review of 2006 compensation for setting 2007 targeted overall compensation, the Compensation Committee considered surveys prepared by PM&P to aid in the determination of competitive levels of compensation for each of our named executive officers. These surveys included companies that are larger and smaller than Massey and included companies in the coal mining business, including some of the companies in the S&P 600 SmallCap Index and the Bloomberg US Coal Index. The Compensation Committee also utilized executive compensation information compiled from the latest proxy statements of other coal mining and other natural resource mining companies with which we specifically compared ourselves. The comparator group with which we compared ourselves was comprised of the following companies: Allegheny Technologies, Inc., Alliance Resource Partners, L.P., Alpha Natural Resources, Inc., AmeriGas Partners, L.P., Arch Coal, Inc., Carpenter Technology Corporation, Cleveland-Cliffs Inc., CONSOL Energy Inc., Foundation Coal Holdings, Inc., Freeport-McMoran Copper & Gold, Inc., Overseas Shipholding Group, Inc., Peabody Energy Corporation and Quanex Corporation. We refer to this group as our “Comparator Group.”

Components of Targeted Overall Compensation

The two main components of our targeted overall compensation for our named executive officers are fixed pay and incentive pay. Fixed pay consists of base salary. Incentive pay consists of compensation that may be earned if certain performance objectives and/or service requirements are met, typically over the course of one to four years, and includes the annual cash bonus and the long-term performance-based and service-based incentive awards. The individual components of fixed pay and incentive pay taken together comprise a named executive officer’s “targeted” overall compensation. Dependent upon whether annual and long-term performance objectives are met or exceeded, a named executive officer’s actual compensation may be below or above such named executive officer’s targeted overall compensation.

The purpose of fixed pay is to provide our named executive officers with a level of financial security and benefits that reflects the executive’s professional status, job function, accomplishments, years of experience, and contributions, and that we believe is generally competitive with salaries of similarly situated employees at the Comparator Group companies with which we compare ourselves. The purpose of incentive pay is to provide our named executive officers with incentives to excel at their individual job functions and areas of expertise in a manner that contributes to Massey’s overall performance, and to further align the financial interests of our named executive officers with those of our stockholders.

The percentage of targeted overall compensation that is attributable to fixed pay and the major components of incentive pay (i.e., the annual cash bonus award and the long-term performance-based and service-based incentive awards) varies by each named executive officer and is based upon the assessments the Compensation Committee makes with respect to the following questions:

•	What is reasonable fixed pay for a particular position?

•	What is appropriate fixed pay for a particular individual?

•	What is paid in fixed pay to the other named executive officers?

•	What is a reasonable “level” in the Annual Incentive and Long-Term Incentive Programs (as described below) to place a particular position?

•	What is an appropriate “level” in the Annual Incentive Program and Long-Term Incentive Program for a particular individual to be placed, based on accomplishments and expected contributions?

•	What “level” in the Annual Incentive Program and Long-Term Incentive Program are the other named executive officers placed?

As a general matter, in allocating compensation among fixed pay and incentive pay, we believe that the compensation of our senior-most levels of management – the levels of management having the greatest ability to directly influence our performance – should be more heavily weighted on incentive pay, while lower levels of management with less of an ability to directly influence our performance, should receive a greater portion of their compensation in fixed pay. We believe the fixed pay for most of our key employees tends to be less than what may be considered “market”, but that the incentive pay for most of our key employees tends to be higher than what may be considered “market.” We believe this averages out to a targeted overall compensation that is at or above “market” in most instances. As detailed below, based on its review, the Compensation Committee believes total compensation for our Chief Executive Officer and each other named executive officer is reasonable.

2006 Targeted Overall Compensation Process

In November 2005, at the request of the Compensation Committee, management prepared its 2006 Annual Incentive Program and 2006 Long-Term Incentive Program recommendations for the Compensation Committee to consider, which covered all of our named executive officers with the exception of Mr. Blankenship. We are party to a 2006 Letter Agreement with Mr. Blankenship (described below under “2006 Letter Agreement” and on page 27 of this Proxy Statement) that includes both an annual cash bonus award (referred to as an incentive bonus award) and long-term incentive awards. Management prepared its recommendations in accordance with the guidelines described above in the sections entitled “General Philosophy” and “Components of Targeted Overall Compensation.” Management’s recommendations to the Compensation Committee took into consideration a named executive officer’s:

•	job function and responsibilities,

•	performance and contribution to Massey,

•	years of experience,

•	current salary,

•	current participation level in the Annual Incentive and Long-Term Incentive Programs, and

•	base salaries and participation level in the Annual Incentive and Long-Term Incentive Programs of the other named executive officers.

Management’s recommendations included a list of proposed participants for each program, the level in which each named executive officer would participate, the monetary values assigned to each level of participation if performance was achieved, the criteria selected to measure performance, the basis for the selection of such criteria, and the threshold, target, and maximum levels of performance selected for such criteria and the basis for such selection. Management also provided the Compensation Committee with the projected costs of the programs assuming targeted performance was achieved and provided a comparison of the costs of the proposed 2006 programs to the 2005 programs. The Compensation Committee reviewed and discussed the recommendations with management prior to approval of the programs, making adjustments as they deemed necessary or appropriate.

In February 2006, at the request of the Compensation Committee, management prepared its 2006 base salary recommendations for the Compensation Committee to consider, which covered all of our named executive officers with the exception of Mr. Blankenship whose 2006 Letter Agreement sets his monthly base salary. Management made its recommendations for the Compensation Committee to consider using the guidelines described above and taking into account awards granted to each of our named executive officers under the 2006 Annual Incentive Program and the 2006 Long-Term Incentive Program previously approved by the Compensation Committee in November 2005. The Compensation Committee reviewed and discussed the recommendations with management prior to approval, making adjustments as they deemed necessary or appropriate.

The 2006 targeted overall compensation for each of Mr. Blankenship and Mr. Phillips was determined through a series of discussions and negotiations between each individual and the Compensation Committee that were memorialized in the 2006 Letter Agreement for Mr. Blankenship and the Retention and Change in Control Agreement effective November 1, 2005 for Mr. Phillips, (described below under “Retention and Change in Control Agreement” and on page 28 of this Proxy Statement). In each instance, PM&P advised the Compensation Committee with its review and assessment of the proposed arrangements with Messrs. Blankenship and Phillips.

Section 162(m) Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, generally limits the corporate tax deduction for compensation paid to our named executive officers to $1 million, unless certain requirements are met. We intend to maximize the corporate tax deduction. However, while our incentive compensation programs are designed to facilitate compliance with Section 162(m), the Compensation Committee believes that we must attract and retain qualified executives and that, in some instances, the Compensation Committee may need the flexibility to offer compensation that exceeds the Section 162(m) threshold for deductibility. The Compensation Committee has approved the compensation of certain of our named executive officers recognizing that a portion of that compensation will not be deductible.

Compensation Components:

Base Salary.

As discussed above, we want to provide our named executive officers with a basic level of financial security in the form of base salary that reflects their professional status, accomplishments, years of experience, and contributions to Massey and that is generally competitive with salaries of similarly situated officers in the Peer Group. As of January 1, 2006, the base salaries of our named executive officers were as follows:

Name	Base Salary Amount effective January 1, 2006
Don L. Blankenship	$1,000,000

Baxter F. Phillips, Jr.	550,000

H. Drexel Short, Jr.	310,500

J. Christopher Adkins	274,275

Eric B. Tolbert	180,000

As part of the Compensation Committee’s annual review of base salaries, changes for certain named executive officers were recommended by management at the February 2006 regularly scheduled Compensation Committee meeting. The Compensation Committee’s practice is to adjust base salaries where appropriate in February of each year, which allows for consideration of financial results for the prior year and the annual cash bonus and long-term performance-based and service-based incentive awards made in November of the previous year. As described above, the 2006 base salaries for our named executive officers were evaluated as part of an annual assessment conducted by management at the request of the Compensation Committee. Management’s recommendations provided the starting point for the Compensation Committee’s analysis. The Compensation Committee determined 2006 base salaries in accordance with the responsibilities of each named executive officer, publicly available data for the position and such named executive officer’s performance. While each of these factors was considered, a specific value was not assigned to any factor. Additionally, a subjective element is used in establishing each named executive officer’s base salary to the extent such duties may be unique and to recognize the demonstrated capabilities of the individual.

Based on this process, the following named executive officers received base salary increases effective March 1, 2006:

Name	Base Salary Amount effective March 1, 2006
J. Christopher Adkins	$285,000

Eric B. Tolbert	183,000

On May 16, 2006, further increases in base salary were recommended and approved by the Compensation Committee, effective June 1, 2006. These recommended increases were the result of a concern raised by management to the Compensation Committee with respect to retaining certain of our named executive officers in an extremely competitive labor market. The following named executive officers received increases:

Name	Base Salary Amount effective June 1, 2006
H. Drexel Short, Jr.	$330,000

J. Christopher Adkins	325,000

Eric B. Tolbert	195,000

Annual Incentive Program.

The Compensation Committee provides our named executive officers with an opportunity to earn additional cash compensation in the form of a cash bonus award based on individual and company-wide performance over a one year time horizon. We believe these annual cash bonus awards provide our named executive officers with an incentive to excel at their individual job function and area of expertise in a manner that contributes to overall company-wide performance, and to further align the financial interests of our named executive officers with those of our stockholders.

At the request of the Compensation Committee, management conducts an annual review of the participation level of all participants to determine what the appropriate annual cash bonus amount payable to participants in each level of the Annual Incentive Program would be if certain levels of performance, based on selected performance criteria, are achieved. This is done for all participants, including our named executive officers, with the exception of Mr. Blankenship whose annual incentive bonus was negotiated as part of the 2006 Letter Agreement.

Each participant in the Annual Incentive Program is placed in one of several participation levels, with each level corresponding to a certain amount of targeted annual cash bonus. A participant may earn a portion of such participant’s targeted annual cash bonus if at least a threshold level of company-wide performance is met and may earn more than the targeted annual cash bonus if more than a target level of company-wide performance is achieved. In this manner a participant is incentivized to exceed a targeted level of company-wide performance and is not disincentivized if it becomes apparent during the year that a targeted level of company-wide performance can no longer be met, but the threshold level is still achievable. In addition, a portion of the annual cash bonus is based on the discretion of the Compensation Committee and some participants, including some of our named executive officers, have specific performance goals related to their job function in addition to the company-wide performance goals.

For the company-wide performance component of the cash bonus, the compensation earned by a participant if the threshold level of performance is met is equal to one half of a participant’s targeted annual cash bonus for that portion of his cash bonus attributed to the company-wide performance component of the cash bonus. The compensation earned if the maximum level of company-wide performance is met or exceeded is equal to two times the participant’s targeted annual cash bonus attributed to the company-wide performance component of the cash bonus. If actual performance falls between the threshold and target levels of performance or between the target and maximum levels of performance, the cash bonus earned by a participant for the company-wide performance component of the cash bonus is prorated between the levels in proportion to the amount of additional performance achieved between the levels.

For those participants with specific performance goals, a threshold level of performance is set below which no portion of a participant’s cash bonus attributed to specific performance will be earned; a target level of performance is set; and a maximum level of performance is set, above which no additional portion of a participant’s cash bonus attributed to specific performance will be earned. The portion of a participant’s cash bonus attributed to specific performance goals is halved if only a threshold level of performance is met for a participant’s specific performance goals. The portion of a participant’s cash bonus attributed to specific performance goals is doubled if a maximum level of performance is met for a participant’s specific performance goals. If actual performance falls between the threshold and target levels of performance or between the target and maximum levels of performance, the cash bonus earned by a participant for the participant’s cash bonus attributed to specific performance is prorated between the levels in proportion to the amount of additional performance achieved between the levels.

The achievement of the company-wide performance component and the specific performance component of a participant’s cash bonus are confirmed by our Chief Financial Officer and the Chairman of the Compensation Committee and approved by the Compensation Committee. The Compensation Committee may take into account extraordinary, unusual or infrequently occurring events and transactions to adjust the performance goals used to determine the company-wide performance component and the specific performance components are met.

A portion of the participant’s cash bonus is left to the discretion of the Compensation Committee. Management makes recommendations to the Compensation Committee either not to pay any discretionary portion of targeted cash bonus or to pay an amount within a range from zero to two times that portion of targeted cash bonus attributable to the discretion of the Compensation Committee for a particular individual based on an assessment of individual performance, as our financial circumstances permit. Annual incentive bonuses, if earned, are typically paid on or around February 28th of each year. In order to receive the award, a participant must be employed on the date the bonus is paid.

The Compensation Committee selects the specific and the company-wide performance criteria for incentive pay from a stockholder approved list contained in our equity plans from which the awards are made. It is the intent of the Compensation Committee that the specific and company-wide performance components of the annual bonus awards to our named executive officers qualify for performance-based compensation for Section 162(m) purposes.

Approximately 100 employees, including all of our named executive officers, with the exception of Mr. Blankenship, participated in our 2006 Annual Incentive Program. Mr. Blankenship’s 2006 annual cash bonus award is set forth in the 2006 Letter Agreement. The performance criteria selected for the company-wide performance component of our 2006 Annual Incentive Program was cumulative earnings before interest and taxes, which we refer to as EBIT. We believe EBIT is an appropriate and effective measure of annual company-wide performance because it measures earnings without including the amount of interest or taxes that we pay on a yearly basis which are, for the most part, determined by the financial markets or federal and state governments, but does take into account amounts depreciated and amortized by us each year which are, for the most part, a result of decisions made by our named executive officers.

The 2006 EBIT levels for the performance period, applicable to all of our named executive officers were as follows:

	Threshold Level	Target Level	Maximum Level	2006 Actual
EBIT	$259MM	$309MM	$359MM	$111MM

The threshold level of EBIT performance was set based on a level of performance that was believed to be achievable. The target level of EBIT performance was set based on a level of performance that was believed to be aggressive, but obtainable. The maximum level of EBIT performance was set based on a level of performance that was believed to be realizable upon the actualization of exceptional performance. Events subsequent to the setting of such levels led to the Company making adjustments to its projected performance.

The 2006 annual cash bonus awards for Mr. Phillips and Mr. Tolbert were based 75% on our EBIT for fiscal year 2006 and 25% on the discretion of the Compensation Committee. The 2006 annual cash bonus awards for Mr. Adkins and Mr. Short were based 50% on specific performance measurements, 25% on our EBIT for fiscal year 2006 and 25% on the discretion of the Compensation Committee. The applicable specific performance measurements applicable to Mr. Adkins’ and Mr. Short’s annual cash bonus awards are contained in the table below. Each of Mr. Adkins’ specific performance measurements constituted one quarter of the specific performance component of his targeted annual cash bonus award.

Name		NFDL Rate (a)	Budgeted Footage (b)	Budgeted Cash Costs (c) ($)	Violation Reduction (d) (%)	Tons Shipped
J. Christopher Adkins	Threshold	2.75	280	21.00	15	—

	Target	1.50	295	20.00	20	—

	Maximum	1.25	310	19.00	25	—

H. Drexel Short, Jr.	Threshold	—	—	—	—	47,000,000

	Target	—	—	—	—	49,000,000

	Maximum	—	—	—	—	50,000,000

(a)	Non-Fatal Days Lost (NFDL) is calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked.
(b)	Budgeted Footage is computed as the average linear feed of advance of the mind face (assuming 20 foot openings) per shift at all of the Company’s underground mines (excluding longwall mines).
(c)	Budgeted Cash Costs is computed as the total of certain direct mining costs for all mining methods divided by the total tons produced.
(d)	Violation Reduction is computed as the reduction in the total number of federal and state mining violations received by the Company and its subsidiaries over the total federal and state mining violations received in 2005.

The threshold amount for Messrs Adkins’ and Short’s specific performance measurements shown above were not met. Consequently, Messrs Adkins and Short did not receive payment for the specific performance components of their annual cash bonus awards.

Since the actual level of EBIT achieved for fiscal year 2006 was $111 million, the Compensation Committee did not award the company-wide performance component of the 2006 Annual Incentive Program. The Compensation Committee, upon management’s recommendation awarded each of our named executive officers (other than Mr. Blankenship whose 2006 annual cash bonus award is set forth in the 2006 Letter Agreement) two times the discretionary target of their cash bonus based upon each of our named executive officer’s individual performances. For each named executive officer, with the exception of Mr. Blankenship, the threshold, targeted and maximum annual bonus award amounts and actual payout amounts for fiscal year 2006 were as follows:

Name	Threshold Bonus	Targeted Bonus	Maximum Bonus	Actual 2006 Payout
Baxter F. Phillips, Jr.	$125,000	$250,000	$500,000	$125,000

J. Christopher Adkins	125,000	250,000	500,000	125,000

H. Drexel Short, Jr.	42,500	85,000	170,000	42,500

Eric B. Tolbert	21,000	42,000	84,000	21,000

Under the 2006 Letter Agreement, Mr. Blankenship received an annual cash bonus award (referred to as his incentive bonus award) with an amount payable to him of $900,000 if target performance was met. The threshold level of performance for all components would pay out one half of the target award and the maximum level of performance for all components would pay out two and a half times the target amount. Seventy percent of the incentive bonus award was based upon the following business performance criteria followed by the percentage of the overall incentive bonus award it constituted:

Name		EBIT (25%)	Produced Tons (15%)	EPS (15%)	Net Coal Sales (5%)	Non-Fatal Days Lost (10%)
Don L. Blankenship	Threshold	$259 MM	45 MM	$1.00	$1,800 MM	2.5

	Target	309 MM	47 MM	2.50	2000 MM	2.5

	Maximum	359 MM	49 MM	3.00	2200 MM	2.0

Thirty percent of Mr. Blankenship’s incentive bonus award was also based on the following strategic objectives followed by the percentage of the overall award it constituted: successorship (10%), retention (15%), and diversity in membership (5%). Based upon the actual results of the business performance criteria and the assessment by the Compensation Committee of the strategic objectives, Mr. Blankenship was awarded $213,750 for his incentive bonus award.

Long-Term Incentive Program.

We believe it is important to provide our named executive officers with additional forms of compensation that are longer-term in nature to promote retention, to incentivize sustainable growth and long-term value creation, and to further align the interests of our named executive officers with those of our stockholders. Our long-term incentive program, which we refer to as the LTIP, is a means we use to achieve these ends.

At the request of the Compensation Committee, management recommends to the Compensation Committee a value of targeted compensation for each LTIP level. In addition, at the request of the Compensation Committee, management conducts an annual review of the participation level assigned to each of our named executive officers in the previous year’s LTIP, if applicable, and recommends that each named executive officer be placed in one of several levels, each corresponding to a certain level of targeted long-term incentive compensation. This process is undertaken for each of our named executive officers with the exception of Mr. Blankenship whose long-term incentive compensation was negotiated as part of the 2006 Letter Agreement.

The Compensation Committee allocates the total targeted LTIP award amount among various cash and equity long-term incentive awards selected from one of our stockholder-approved stock and incentive compensation plans. Each long-term incentive award component of the LTIP granted by the Compensation Committee to our named executive officers is designed to fulfill a particular and distinct purpose. The different components of the LTIP awards made to our named executive officers are:

•	a long-term cash incentive award,

•	a restricted stock award,

•	a restricted unit award, and

•	a non-qualified stock option award.

With the exception of significant promotions and new hires, LTIP awards are generally made at the quarterly Compensation Committee meeting occurring in November of each year. The 2006 LTIP awards were granted in November 2005. The LTIP is set in November each year to take into account the completion of management and the Board of Directors’ annual strategic review and update of Massey’s internal multi-year performance forecast. In addition, this timing enables the Compensation Committee to consider Massey’s company-wide performance and each of our named executive officer’s specific performance through the third quarter of the current year and our expectations for the next multi-year period. The LTIP awards are typically made in November, several weeks following the public release of our third-quarter earnings. In addition, the Compensation Committee’s schedule is determined several months in advance and the proximity of any awards to market events is coincidental.

The long-term cash incentive component of the LTIP award is a component of every LTIP participant level. The long-term cash incentive award requires a named executive officer to remain employed during the performance period, typically three years. The features of the long-term cash incentive award are similar to the Annual Incentive Program, except that it is intended to reward performance over a multi-year period. A target level of company-wide performance is determined by the Compensation Committee after taking into account the recommendations of management. A named executive officer may earn a portion of targeted pay if at least a threshold level of company-wide performance is met and may earn more than targeted pay if company-wide performance exceeds a target level. In this manner, the Compensation Committee believes our named executive officers are incentivized to exceed a targeted level of company-wide performance and are not disincentivized if it becomes apparent during the measuring period that a targeted level of company-wide performance can no longer be met, but the threshold level is still achievable.

The earn-out of the long-term cash incentive component of the LTIP award for our named executive officers is confirmed by our Chief Financial Officer and the Chairman of the Compensation Committee and approved by the Compensation Committee. The Compensation Committee may take into account extraordinary, unusual or infrequently occurring events and transactions to adjust the performance goals used to determine the earn-out of the long-term cash incentive component of the LTIP award for our named executive officers. The cash incentive component of the LTIP award, if earned, is typically paid on or around March 15th of the year following the relevant performance period. In order to receive the award, a named executive officer must be employed during the performance period, but not necessarily on the date we pay the cash incentive component of the LTIP award.

It is the intent of the Compensation Committee that the long-term cash incentive award component of the LTIP qualify for performance-based compensation treatment under Section 162(m) of the Code.

The restricted stock and restricted unit components of the LTIP award are forms of equity-based compensation provided to certain LTIP participants, including our named executive officers. The restricted stock and restricted unit components of the LTIP award are service-based and typically vest in equal portions on an annual basis over a three or four year vesting period. The value of the restricted stock and restricted unit components of the LTIP award will correspond to increases or decreases in our stock price. We believe that these awards better align a participant’s interests with that of our stockholders, incentivizing participants to improve stock price performance.

As each portion of the restricted stock component of the LTIP award vests, the restrictions placed on the vested portion lapse and becomes freely tradable by the participant, subject to our trading window policy and state and federal securities laws. As each portion of the restricted unit component of the LTIP award vests, the participant receives a cash payment equal to the closing price value of an equal number of shares of our Common Stock on the date of such vesting, or in the event that the stock market is closed on the date of such vesting, the closing price of our Common Stock on the immediately preceding trading day. The purpose of the restricted unit component of the LTIP award is to help offset the taxes payable by the participant on the restricted stock component of the LTIP award that vests on the same date, so that the participant is not forced to sell the vested Common Stock in order to pay the taxes that are due upon vesting. We believe that as a result, a participant is more likely to hold our Common Stock, further aligning the participant’s interests with that of our other stockholders over the long-term.

Service-based restricted stock and restricted unit awards do not qualify for performance-based compensation treatment under Section 162(m) of the Code.

The non-qualified stock option component of the LTIP award is another form of equity-based compensation provided to certain LTIP participants, including our named executive officers. Prior to 2006, stock options provided companies with favorable accounting treatment as compared to restricted stock and restricted units. In 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options no more attractive than the treatment of restricted stock and restricted units. Nevertheless, we believe granting stock options to our named executive officers is beneficial because it places additional emphasis on the importance of improving stock price performance within a specific time horizon. We also believe the stock option component of the LTIP award is an appropriate complement to the restricted stock and restricted unit components of the LTIP award for our named executive officers.

The non-qualified stock option component of the LTIP award is a service-based award that typically vests in equal portions on an annual basis over a three or four year period. After vesting, a participant must exercise his stock options within ten years from the grant date. The value of the stock option to a participant is the difference between the closing stock price on the date of grant and the market price on the date of exercise. In order for a participant to receive value from a stock option award, the market value of the underlying Common Stock must appreciate before the expiration of the stock options, otherwise the option is forfeited. Restricted stock and restricted units, on the other hand, retain value even if the stock price falls below the stock price on the date of grant.

Prior to Fall 2006, we set the grant-date price of the stock option component of the LTIP award based on the average of the high and low market price of our Common Stock on the grant date. We believe that average price valuation is common practice and offers no inherent pricing advantage to a named executive officer or Massey. Beginning in Fall 2006, however, we changed the method of setting the grant-date price of future stock option awards to be the closing market price of our Common Stock on the date of grant, or in the event the NYSE is closed on such date, the immediately preceding trading day.

Stock options granted at fair market value, as these are, automatically qualify for performance-based compensation treatment under Section 162(m) of the Code.

The proportion of value that any one component comprises of a participant’s LTIP award is dependent upon the level in which the participant is placed. In November 2005, the Compensation Committee awarded the 2006 LTIP awards to our named executive officers comprised of stock options (representing 58% of the total value of the awards), restricted stock and restricted units (representing 21% of the total value of the awards), and a target long-term cash incentive award (representing 21% of the total value of the awards).

Approximately 250 employees, including all of our named executive officers, participated in the 2006 LTIP. Although Mr. Blankenship is a participant in the LTIP, his LTIP awards are set by the Compensation Committee without recommendation from management. Consequently, the proportions that each component of Mr. Blankenship’s 2006 LTIP award make up of the targeted total value of his 2006 LTIP award are determined by the Compensation Committee and are reflected in the 2006 Letter Agreement.

The targeted total values of the various components of the 2006 LTIP awards made to our named executive officers are as follows:

Name	Total Targeted 2006 LTIP Award
Don L. Blankenship	$1,984,661

Baxter F. Phillips, Jr.	675,887

J. Christopher Adkins	675,887

H. Drexel Short, Jr.	318,067

Eric B. Tolbert	318,067

These amounts are based upon the target value of the long-term incentive cash award, the restricted stock and restricted unit value on the date of grant and the Black-Scholes value of the stock options on the date of grant.

The various components of the 2006 LTIP awards made to our named executive officers are as follows:

	2006 LTIP Grants
	Cash Target ($)	Restricted Stock (#)	Restricted Units (#)	Stock Options (#)
Don L. Blankenship	300,000	12,700	7,300	50,000

Baxter F. Phillips, Jr.	141,667	2,229	1,404	19,627

J. Christopher Adkins	141,667	2,229	1,404	19,627

H. Drexel Short, Jr.	66,667	1,049	661	9,236

Eric B. Tolbert	66,667	1,049	661	9,236

The performance period of the long-term cash incentive award component of the 2006 LTIP award covers fiscal years 2006 through 2008. The company-wide performance criteria selected for the long-term cash incentive component of the 2006 LTIP award applicable to our named executive officers is cumulative earnings before taxes, which we refer to as EBT. EBT is selected because it is a measurement that management uses to evaluate our operating performance. The target level of EBT performance set by the Compensation Committee is based on a percentage of internal multi-year budget forecast for the 2006-2008 performance period.

A named executive officer will not receive the long-term cash incentive component of the 2006 LTIP award if the threshold level of EBT is not met; will receive one half of the targeted amount if the threshold level of EBT is met; and will receive two times the targeted amount if the maximum level of EBT is met. If actual performance falls between the threshold and target levels of EBT or between the target and maximum levels of EBT, the long-term cash bonus earned shall be prorated between the levels in proportion to the amount of additional EBT achieved between the levels.

One-quarter of each grant of restricted stock, restricted units and stock options vests annually on the anniversary of the date of the grant. Pursuant to the 2006 Letter Agreement, Mr. Blankenship’s options must be exercised in the first twenty days exercise is permissible pursuant to our trading window policy and applicable securities laws following their vesting, otherwise such options will be automatically forfeited.

Retention Awards

In Spring 2006, market conditions created an atmosphere of tremendous competition for key operational officers of Massey. After a thorough review of this issue by the Compensation Committee, the Board of Directors approved the recommendation made by the Compensation Committee to provide additional compensation incentives to four of these officers, including, Messrs. Adkins and Short. As a result, Messrs. Adkins and Short each received retention cash awards of $150,000 payable on each of January 1, 2007, January 1, 2008 and January 1, 2009, so long as he has been continuously employed by us through such date. In addition, Messrs. Adkins and Short were granted 6,000 shares of restricted stock and 3,780 restricted units, one third of each grant to vest on May 16, 2007, May 16, 2008, and May 16, 2009.

Deferred Compensation Program

In an effort to attract and retain those employees whose judgment, abilities and experience will contribute to our continued progress, we maintain two deferred compensation programs to permit eligible employees, including our named executive officers, to defer a portion of his or her salary, bonus and incentive awards, and to provide a benefit for such employees whose benefits under our 401(k) Plan are limited by the federal tax laws. Our program allows a named executive officer to defer all or a portion of his salary, bonus and/or incentive award, enabling him to defer paying income taxes on that money until such named executive officer receives a distribution from the program. The program also provides a benefit for participants whose 401(k) contributions and Massey matching contributions are limited due to annual maximum contribution amounts set by the federal tax laws. Matching contributions made by Massey under the program generally are made at the same deferral rate as those made to the 401(k) Plan, up to a combined 10% of total eligible compensation (including deferrals into the 401(k) Plan) and subject to the limits imposed by the Code. The program is described in further detail under “Nonqualified Deferred Compensation” on page 44 of this Proxy Statement.

Retirement Benefits

We maintain a traditional defined benefit pension plan, known as the Massey Energy Retirement Plan, which we refer to as the MERP. Each of our named executive officers participates in the MERP. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Code, the benefits will be paid under our supplemental executive retirement plan, which we refer to as the SERP. The SERP is a form of a non-qualified pension plan that provides eligible individuals the difference between (i) the benefits they would actually accrue under the MERP but for the maximum benefit limitations and (ii) the limitation on compensation pursuant to the Code that may be recognized under the MERP. The SERP recognizes compensation including those amounts of deferred compensation credited under our deferred compensation programs. The benefits provided by the SERP are paid at the time and in the form corresponding benefits are paid under the MERP. Additional details regarding the MERP and SERP are described in further detail under Retirement Benefits on page 42 of this Proxy Statement.

Supplemental Life Insurance Benefit

Fluor Corporation, our predecessor company, provided specified supplemental life insurance benefits to a select group of its management and highly paid executives through a supplemental benefit plan. The purpose of the supplemental life insurance plan is to provide certain named executive officers with a benefit in the form of life insurance and deferred compensation as part of their targeted overall compensation. Mr. Blankenship and Mr. Short participate in this plan. This supplemental life insurance benefit for Messrs. Blankenship and Short is further described under “Agreements with Named Executive Officers – Supplemental Life Insurance Agreements” on page 34 of this Proxy Statement.

Change in Control and Severance Benefits

Our named executive officers are eligible for benefits and payments if employment terminates if there is a change in control or due to position elimination, as described under “Potential Payments Upon Termination or Change in Control” on page 45 of this Proxy Statement. The purpose of these change in control protections is to retain certain members of management in the face of uncertainty surrounding a potential or actual change in control, by providing a participant with an attractive benefit that would be due and payable to the participant only in the event he continued to work during such uncertainty and subsequently found himself terminated or constructively terminated as a result of a change in control. While we do not believe that a change of control alone is sufficient to trigger a benefit, we do believe providing a participant with a benefit in the event he is terminated or constructively terminated as a result of a change in control is appropriate because it allows our senior management to focus on running our company to maximize stockholder value and mitigate the necessity for management’s attention to be diverted toward finding new employment in the event a change of control occurs. We believe that by providing this potential benefit, we are able to better retain and attract named executive officers and incentivize them to continue in their efforts to contribute to our overall performance in the face of uncertainty.

In addition, we believe that we should provide reasonable severance benefits to employees in the event their positions are eliminated. With respect to our named executive officers, these severance benefits should reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. The terms of the severance agreements we have entered into with our named executive officers are further described under “Potential Payments Upon Termination or Change in Control” on page 45 of this Proxy Statement.

2006 Letter Agreement with Don L. Blankenship

Mr. Blankenship has been the Chief Executive Officer of Massey or our predecessor company, A.T. Massey Coal Company, Inc. since 1992. Under Mr. Blankenship’s leadership, our coal business has grown, not only in earnings, but also in the accumulation of coal reserves. The Compensation Committee believes these accomplishments occurred during challenging times in the coal industry amidst fierce price competition and consolidation. In 1998, another coal industry competitor made an attractive employment offer to Mr. Blankenship. It was in this environment that Fluor Corporation, the then-parent of A.T. Massey, and Mr. Blankenship negotiated and entered into a contract in order to retain his services. After our spin-off from Fluor in November 2000, the Compensation Committee negotiated a similar contract to encourage Mr. Blankenship to continue leading us through April 2005. Prior to the expiration of this arrangement, in February 2005, the Compensation Committee extended Mr. Blankenship’s employment agreement through December 31, 2005. As the expiration of his prior multi-year employment arrangement drew to a close, the Compensation Committee began discussions with Mr. Blankenship to continue his services under a new employment arrangement that would further align his financial interests with those of our stockholders by tying more of his compensation to various performance targets. In December 2005, the Compensation Committee entered into a one-year letter agreement with Mr. Blankenship to continue his employment through 2006. The terms of the 2006 Letter Agreement are described under “Agreements with Named Executive Officers – 2006 Letter Agreement with Don L. Blankenship” on page 32 of this Proxy Statement.

PM&P advised the Compensation Committee with respect to the terms of the 2006 Letter Agreement. At the request of the Compensation Committee, PM&P provided the Compensation Committee with a review of the actual total compensation of chief executive officers of several groups of companies. The groups consisted of: (i) the following comparator companies: Allegheny Technologies Inc., Alliance Resource Partners L.P., AmeriGas Partners L.P., Arch Coal Inc., Carpenter Technology Corp., Cleveland-Cliffs Inc., Consol Energy Inc., Foundation Coal Holdings Inc., Freeport-McMoran Copper & Gold, Inc., Kaiser Aluminum Corp., Nucor Corporation, Overseas Shipholding Group, Peabody Energy Corp., and Quanex Corporation, (ii) approximately 150 publicly-held companies with similar revenues, (iii) the top 200 publicly-held companies in the United States (based on revenues), and (iv) three mining companies that had recently gone public. In an effort to provide Mr. Blankenship with a target overall compensation that would incentivize him to continue serving Massey while at the same time to further align his compensation with company-wide performance, the Compensation Committee determined to tie a significant portion of his compensation package to various company-wide performance measures.

The Compensation Committee negotiated the material terms and conditions of the 2006 Letter Agreement taking into account a variety of factors and considerations:

•	the advice and surveys prepared by PM&P,

•	the desire to retain Mr. Blankenship’s services based on his proven leadership,

•	Mr. Blankenship’s past accomplishments at Massey,

•	Mr. Blankenship’s vision and plan for Massey’s future prospects,

•	Mr. Blankenship’s vast knowledge and understanding of coal mining in Central Appalachia,

•	Mr. Blankenship’s wealth of experience,

•	the competitive environment for Mr. Blankenship’s services,

•	the past agreements Mr. Blankenship negotiated with our predecessor, and

•	the Compensation Committee’s belief that Mr. Blankenship is uniquely qualified and positioned to successfully address the current challenges and opportunities facing Massey at the present time.

The Compensation Committee believes that these factors and others strongly favored retaining Mr. Blankenship’s services and would inure to the ultimate benefit of the stockholders.

PM&P estimated the value of the targeted overall compensation reflected in the 2006 Letter Agreement to be approximately $12.1 million, assuming a $40 share price and targeted levels of performance were achieved. PM&P advised the Compensation Committee that a significant amount of Mr. Blankenship’s 2006 compensation was at-risk because it was based upon future performance objectives.

Taking the foregoing and such other information as the Compensation Committee deemed appropriate into consideration, the Compensation Committee entered into the 2006 Letter Agreement, believing the targeted overall compensation to be an adequate reflection of Mr. Blankenship’s value to Massey and to be significantly based upon achieving company-wide performance results.

The value Mr. Blankenship actualized under the terms of the 2006 Agreement in light of Company performance was the following:

Base Salary	Incentive Award	LTIP Value at Date of Grant (a)	Performance Based Stock Unit Award (b)	Performance Based Incentive Unit Award (b)	Additional Stock Option Award (c)	Retention Cash Award	Split dollar life insurance policy premiums
$ 1,000,000	$213,750	$1,753,019	$—	$—	$—	$300,000	$27,619

(a)	This amount represents the grant date value of the LTIP awards ($300,000 cash target award, three quarters of the 50,000 stock options, 12,700 restricted shares and 7,300 restricted units). The 50,000 stock options vests annually in one quarter increments and must be exercised in the first twenty days exercise is permissible pursuant to Massey’s trading window policy and applicable securities laws, otherwise they are forfeited. Consequently, the Company believes at least one quarter of these options are unlikely to be exercised before forfeiture as they have an exercise price of $37.905, therefore the value of one quarter (12,500) of the stock options have not been included in the grant date value.
(b)	The performance criteria were not met, therefore these awards had no value.
(c)	The amount represents the grant date value of the Additional Stock Option Award of 200,000 options. The 200,000 stock options vested on December 30, 2006 and must be exercised in the first twenty days exercise is permissible pursuant to Massey’s trading window policy and applicable securities laws, otherwise they are forfeited. Consequently, the Company believes these options are unlikely to be exercised before forfeiture as they have an exercise price of $37.70.

Special Successor Development and Retention Program

Mr. Blankenship also receives benefits under the Special Successor Development and Retention Program, an agreement entered into in October 1998 between Fluor Corporation and Mr. Blankenship. The Special Successor Development and Retention Program is described under “Agreements with Named Executive Officers – Special Successor Development and Retention Program with Don L. Blankenship” on page 33 of this Proxy Statement.

Retention and Change in Control Agreement with Baxter F. Phillips, Jr.

In the Fall of 2005, Mr. Phillips received an attractive offer from a mining company with whom we compete. In an effort to retain Mr. Phillips’ knowledge, experience and expertise and in recognition of the fact that Mr. Phillips has made, and is expected to continue to make, major contributions to our short-term and long-term profitability, growth and financial strength, the Compensation Committee reviewed his current compensation package, consulted with PM&P, and negotiated a three year arrangement with Mr. Phillips, the terms of which are described under “Agreements with Named Executive Officers – Retention and Change in Control Agreement with Baxter F. Phillips, Jr.” on page 33 of this Proxy Statement.

PM&P advised the Compensation Committee on the proposed three-year compensation arrangement for Mr. Phillips. At the request of the Compensation Committee, PM&P provided the Compensation Committee with a review of the actual total compensation of the second-highest paid executive officers of a comparator group of companies that was comprised of Allegheny Technologies Inc., Alliance Resource Partners L.P., AmeriGas Partners L.P., Arch Coal Inc., Carpenter Technology Corp., Cleveland-Cliffs Inc., Consol Energy Inc., Foundation Coal Holdings Inc., Freeport-McMoran Copper & Gold, Inc., Kaiser Aluminum Corp., Nucor Corporation, Overseas Shipholding Group, Peabody Energy Corp., and

Quanex Corporation. In an effort to provide Mr. Phillips with a target overall compensation that would incentivize him to continue serving Massey for the next three-year period, while at the same time further aligning his compensation with company-wide performance, the Compensation Committee determined to tie a significant portion of his compensation package to various company-wide performance measures.

The Compensation Committee negotiated the material terms and conditions of the Retention and Change Agreement taking into account a variety of factors and considerations, including:

•	the advice and surveys prepared by PM&P,

•	the desire to retain Mr. Phillips’ services based on his proven leadership at Massey,

•	Mr. Phillips’ past accomplishments at Massey,

•	Mr. Phillips’ knowledge, experience and understanding of coal mining in Central Appalachia,

•	the existence of a competing offer made to Mr. Phillips for alternative employment from one of our competitors, and

•	the Compensation Committee’s belief that Mr. Phillips plays a critical role in helping management successfully address the current challenges and opportunities facing Massey at the present time.

The Compensation Committee believed that these factors and others strongly favored retaining Mr. Phillips’ services and would inure to the ultimate benefit of the stockholders.

PM&P estimated the value of the annual targeted overall compensation reflected in the Retention Agreement to be approximately $1.7 million, assuming a $40 share price and targeted levels of performance were achieved. PM&P advised the Compensation Committee that a significant amount of Mr. Phillips’ 2006 compensation was at-risk because it was based upon future performance objectives.

Taking the foregoing and such other information as the Compensation Committee deemed appropriate into consideration, the Compensation Committee on behalf of Massey entered into the Retention Agreement, believing the targeted overall compensation to be an adequate reflection of Mr. Phillips’ value to Massey and to be significantly based upon achieving company-wide performance results.

Perquisites

We annually review any perquisites that our Chief Executive Officer and the other named executive officers may receive. In addition to the cash and equity compensation discussed above, we provide our Chief Executive Officer and the other named executives with the same benefit package available to all of salaried employees. The package includes:

•	Health and dental insurance (portion of costs);

•	Basic life insurance;

•	Long-Term disability insurance; and

•	Participation in Massey’s 401(k) plan, including company matching.

We provide additional incentives and benefits in certain circumstances to some of our named executive officers that are described in the Summary Compensation Table on page 31 of this Proxy Statement. Such perquisites include company vehicles and in isolated instances, company housing.

Stock Ownership Guidelines

Although the Board of Directors has not established formal stock ownership requirements or guidelines, the Board of Directors encourages our named executive officers to build an ownership position over time, and uses grants under the LTIP of options and restricted stock, together with the vesting periods associated with such equity awards, to help promote such ownership.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement.

Compensation Committee

April 19, 2007        Robert H. Foglesong        Bobby R. Inman        Daniel S. Loeb        Martha R. Seger

The Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our filings except to the extent that we specifically incorporate this report by reference therein.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information with respect to the total compensation of our named executive officers for the year ended December 31, 2006.

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary ( a ) ($)	Bonus (b) ($)	Stock Awards (c) ($)	Option Awards (c) ($)	Non-Equity Incentive Plan Compensation (d) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ( e ) ($)	All Other Compensation (f) ($)	Total ($)
D. L. Blankenship	2006	1,000,000	300,000	308,300	2,626,137	514,054	322,640	257,291	5,328,422
Chairman, Chief Executive Officer and President

E.B. Tolbert	2006	189,507	21,000	35,409	68,074	80,334	15,890	18,487	428,701
Vice President and Chief Financial Officer

B.F. Phillips, Jr.	2006	550,000	125,000	297,725	481,492	83,417	549,789	49,649	2,137,072
President and Chief Administrative Officer

J.C. Adkins	2006	309,474	275,000	150,216	149,887	141,811	34,722	36,917	1,098,027
Senior Vice President and Chief Operating Officer

H.D. Short, Jr.	2006	318,971	192,500	114,091	78,354	83,417	60,122	57,759	905,214
President, Group Operations

(a)	Salary amounts include cash compensation earned by each named executive officer during 2006, as well as any amounts earned in 2006, but contributed under our 401(k) Plan and/or deferred at the election of the named executive officer under our deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers in 2006, including earnings on amounts deferred, please see “Nonqualified Deferred Compensation” starting on page 44 of this Proxy Statement.
(b)	Bonus amounts shown represent the discretionary portion of the annual cash bonus award earned by each named executive officer during the covered fiscal year and retention bonus awards for Messrs. Blankenship, Adkins and Short of $300,000, $150,000 and $150,000, respectively. For a discussion concerning the annual cash bonus awards and the retention bonus awards, please see “Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement.
(c)	The amounts included are the dollar amounts of the expense recognized by us in 2006 for financial statement reporting purposes in accordance with SFAS 123(R) (excluding estimates for forfeitures related to service-based vesting conditions) and, accordingly, include amounts from awards granted in and prior to 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual cash value that will be recognized by each of the named executive officers when received. Assumptions used in the calculation of these award amounts are included in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated by reference into this Proxy Statement. The actual value of the restricted stock units that vested and were paid in cash to each of the named executive officers during 2006 are as follows: Mr. Blankenship - $151,063; Mr. Tolbert - $36,725; Mr. Phillips - $72,256; Mr. Adkins - $77,735; and Mr. Short - $64,570. Information on individual equity awards granted to the named executive officers in 2006 is set forth in the section entitled “Grants of Plan Based Awards” on page 36 of this Proxy Statement. Information on actual cash pay-outs on the vesting of restricted stock units in 2006 is set forth in the section entitled “Option Exercises and Stock Vested” on page 42 of this Proxy Statement.

(d)	The amounts included reflect cash awards to the named executive officers under our performance-based annual incentive plan for 2006 and long-term incentive cash payments based on the 2004 through 2006 fiscal year performance period, which are discussed in the Compensation Discussion and Analysis portion of this Proxy Statement in the section entitled “Annual Incentive Program” beginning on page 20 of this Proxy Statement and in the section entitled “Long-Term Incentive Program” beginning on page 23 of this Proxy Statement. For Mr. Blankenship, the amount includes $213,750 for the performance-based portion of his incentive bonus award contained in the 2006 Letter Agreement and $300,304 for his LTIP payment. For each of the other named executive officers, the amounts represent their individual LTIP cash payment since there were no payouts for the performance components of their annual cash bonuses.
(e)	The amounts included represent the actuarial increase in the present value of the named executive officers’ benefits under all of our pension plans during 2006 determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For additional information on our pension plans, please see “Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement and the tables entitled “Pension Benefits” on page 43 of this Proxy Statement and “Nonqualified Deferred Compensation” on page 44 of this Proxy Statement. For a full description of the pension plan assumptions used by us for financial reporting purposes, see Note 5 to our consolidated financial statements which is included in our Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated by reference into this Proxy Statement.
(f)	The amount shown in the table below represents the dollar amounts and description of perquisites and other personal benefits provided to the named executive officers for 2006. For each of the named executive officers, with the exception of Mr. Blankenship, the amount shown in the perquisite column represents the imputed tax benefit of the personal use of a company car and the cost of company provided auto insurance. Mr. Blankenship’s perquisite amount includes personal use of company airplanes determined on an incremental cost basis in the amount of $73,684, the personal use of company cars and the cost of company provided auto insurance, housing, medical and professional services.

	Dividends on Restricted Stock	Company Match - Qualified and Non-qualified 401(k) Plans	Tax Gross- Ups	Group Term Life and Split Dollar Premiums	Perquisites	Total
Don L. Blankenship	$5,875	$58,824	$14,176	$45,141	$133,275	$257,291
Eric B. Tolbert	862	7,935	—	458	9,232	18,487
Baxter F. Phillips, Jr.	2,277	25,683	—	10,494	11,195	49,649
J. Christopher Adkins	2,377	15,250	15,491	869	2,930	36,917
H. Drexel Short, Jr.	1,810	14,635	—	39,957	1,357	57,759

Agreements with Named Executive Officers

2006 Letter Agreement with Don L. Blankenship

As described under “Compensation Discussion and Analysis – 2006 Letter Agreement with Mr. Blankenship” beginning on page 27 of this Proxy Statement, in December 2005, the Compensation Committee entered into a one-year letter agreement with Mr. Blankenship to continue his employment through December 31, 2006. The material terms and conditions of the 2006 Letter Agreement were as follows:

•	a base salary of $83,333 per month or approximately $1,000,000 in the aggregate;

•

a target cash incentive award of $900,000 based on the achievement during 2006 of minimum, mid, and maximum targets of the following performance criteria: earnings before interest and taxes (constituting 25% of the award), produced tons (15%), earnings per share (15%), net coal sales (5%), non-fatal days lost (10%), successorship (10%), retention (10%), public policy accomplishments (5%), and diversity in membership (5%). The minimum targets, if met, paid out at one half the mid target value. The maximum targets, if met, paid out at two and a half times the mid targets. For instance, if the minimum target was achieved for the earnings per share criteria then $67,500 would be earned (0.5 x (15% x $900,000)) for that component of the cash incentive award. Conversely, if the maximum target was achieved for non-fatal days lost, then $225,000 would be earned (2.5 x (10% x $900,000)) for that component of the cash incentive award;

•

a long-term incentive award, subject to the terms, conditions and vesting of performance requirements of the November 14, 2005 LTIP awards to the other named executive officers that consisted of the following:

•	a $300,000 target cash incentive award,

•

a non-qualified stock option exercisable for 50,000 shares granted on December 29, 2005, with a grant date price of $37.91 (the average of the high and low trading prices of Common Stock on the NYSE on December 29, 2005) that must be exercised by Mr. Blankenship in the first 20 days exercise is permissible pursuant to our trading window policy and applicable securities laws following vesting, otherwise such options are automatically forfeited, and

•	12,700 shares of restricted stock and 7,300 restricted stock units;

•

a performance-based stock unit award totaling 100,000 performance-based stock units payable only in the event 2006 earnings before interest and taxes (“2006 EBIT”) is at least $150,000,000 (the “EBIT Minimum Target”);

•

a performance-based incentive unit cash award equal to (A) the product obtained by multiplying 333 performance-based incentive units per million of 2006 EBIT achieved, if any, over and above the EBIT Minimum Target up to and including another 2006 EBIT target amount of $300,000,000 (the “EBIT Mid Target”) by the average of the high and low trading prices of Common Stock on the NYSE on December 29, 2006, plus (B) the product obtained by multiplying 1,500 performance-based incentive units per million of 2006 EBIT achieved, if any, over and above the EBIT Mid Target up to a maximum 2006 EBIT target amount of $400,000,000, by the average of the high and low trading prices of Common Stock on the NYSE on December 29, 2006;

•

an additional stock option award of 200,000 non-qualified stock options granted on December 30, 2005 with a grant date price of $37.70 (the average of the high and low trading prices of Common Stock on the NYSE on December 30, 2005) with service-based vesting on December 30, 2006 that must be exercised in the first twenty days permissible pursuant to our trading window policy and applicable securities laws;

•	a retention cash bonus award of $300,000 if employed through December 30, 2006; and

•	the premium payments on split dollar life insurance policies owned by us with death benefit endorsements payable to Mr. Blankenship, his estate or designated beneficiaries, totaling $4,000,000.

In addition to the specific forms of remuneration discussed above, Mr. Blankenship participated in the employment benefit plans and arrangements provided by us to our other employees and was entitled to receive perquisites provided to him in keeping with past practice. For a description of the severance and change in control provisions of the 2006 Letter Agreement, please see “Potential Payments Upon Termination or Change in Control – Severance and Change in Control Payments to Mr. Blankenship” on page 46 of this Proxy Statement.

On December 27, 2006, the Compensation Committee entered into a one-year letter agreement with Mr. Blankenship to continue his employment through December 31, 2007 (“2007 Letter Agreement”). The material terms and conditions of the 2007 Letter Agreement are described in our Current Report on Form 8-K filed with the SEC on January 3, 2007.

Special Successor Development and Retention Program with Don L. Blankenship

Under the Special Successor Development and Retention Program, an agreement entered into in October 1998 between Fluor and Mr. Blankenship, we are obligated upon Mr. Blankenship’s retirement to provide him title to a company-owned residence and associated property in Sprigg, West Virginia, and to pay an amount to reimburse him for any income taxes owed by him as a result of such title transfer. The residence was most recently valued at approximately $305,000 in March 2006. In addition, the Compensation Committee may authorize such transfer to Mr. Blankenship anytime before his retirement. Also, under the Special Successor Development and Retention Program, the Compensation Committee agreed to approve Mr. Blankenship’s early retirement at age 55 for the purposes of the SERP.

Retention and Change in Control Agreement with Baxter F. Phillips, Jr.

In Fall 2005, Massey entered into the Retention and Change in Control Agreement with Baxter F. Phillips, Jr., which we refer to as the “Retention Agreement.” The Retention Agreement covers the three year period from 2006-2008. The material terms of the Retention Agreement are as follows:

•

base salary at an annual rate of $550,000, which may be increased if determined by the Board of Directors to be appropriate in accordance with our customary procedures and practices regarding the salaries of senior executives;

•

annual cash bonus award with a target amount equal to $250,000 for each of the 2006, 2007 and 2008 fiscal years, subject to the terms and conditions set forth by the Compensation Committee for such fiscal year;

•

12,000 shares of restricted stock and 7,560 restricted units, the restrictions on a third of each grant lapsing on November 15, 2006, a third lapsing on November 1, 2007 and the remaining third lapsing on November 1, 2008;

•

50,000 non-qualified stock options with a grant date price of $38.33 (the average of the high and low trading prices of Common Stock on the NYSE on the grant date), that become fully vested and exercisable on November 1, 2008;

•

$600,000 long-term cash incentive bonus, in the event Mr. Phillips remains employed by Massey until November 1, 2008 or upon death, Disability or Change in Control (as defined in the Retention Agreement);

•

the immediate vesting of all equity-based awards of restricted stock and restricted units granted to Mr. Phillips at least one year prior to November 17, 2005, that had not vested on or prior to such date; and

•

pension credit for the annual salary, annual cash bonus awards and long-term cash incentive bonus, paid (or in the event of an Involuntary Termination Associated With a Change in Control, amounts or targets that otherwise would have been paid (as defined in the Retention Agreement)) to Mr. Phillips pursuant to the Retention Agreement in accordance with and subject to the terms set forth therein.

As described in “Compensation Discussion and Analysis” on page 17 of this Proxy Statement, Mr. Phillips also participates in the LTIP. For a description of the severance and change in control provisions of the Retention Agreement, please see “Potential Payments Upon Termination of Change in Control – Retention Agreement” on page 46 of this Proxy Statement.

Supplemental Life Insurance Agreements

In 2005, we generally updated the supplemental life insurance plan and the plan agreements of Mr. Blankenship and Mr. Short to comply with rules and regulations promulgated under the American Jobs Creation Act of 2004 and codified in the Code, as well as to make us the sponsor of the plan. The Massey Executives’ Supplemental Benefit Plan, as amended and restated (the “Supplemental Benefit Plan”) was filed on the Current Report on Form 8-K with the SEC on January 5, 2006, along with updated supplemental benefit plan agreements for Messrs Blankenship and Short.

The Supplemental Benefit Plan is a combined life insurance and deferred compensation plan providing the following mutually exclusive benefits:

•	a pre-retirement insured death benefit;

•	a retirement benefit of:

•	a post-retirement death benefit that may or may not be insured,

•	a lump sum payment at retirement, or

•	a salary continuation benefit; or

•	if permitted by the administrative committee, a joint and survivor insurance death benefit.

In the event of an adverse employment change within three years after a change in control (as defined in the Supplemental Benefit Plan), the lump sum benefit will be paid in lieu of any other benefit.

If Messrs. Blankenship or Short die prior to the date upon which the endorsement benefits cease and prior to experiencing a termination of employment, then a pre-retirement death benefit will be paid in the amount(s) set forth in Messrs. Blankenship’s or Short’s respective agreement. The pre-retirement death benefit will be paid to Messrs. Blankenship’s or Short’s beneficiary no later than six months after the date the administrator is provided with proof that is satisfactory to the insurer and the administrative committee of such participant’s death.

Subject to Messrs. Blankenship’s or Short’s continuous employment from the effective date of his Supplemental Benefit Plan agreement until his retirement and provided he has not elected the joint and survivor death benefit, each of Messrs. Blankenship and Short have the right to elect one of the following forms of retirement benefit:

•	a post-retirement death benefit,

•	a lump sum benefit, or

•	a salary continuation benefit.

If Messrs. Blankenship or Short does not make an election, then he will be deemed to have elected the post-retirement death benefit. If Messrs. Blankenship or Short elects to receive the post-retirement death benefit, his beneficiary will receive a stated death benefit amount at Messrs. Blankenship’s or Short’s death payable by us (but not under the insurance policy(ies) that supported the benefit during employment). Messrs. Blankenship and Short post-retirement death benefit will be paid to his beneficiary upon his death in a lump sum. If Messrs. Blankenship or Short elects the lump sum, it will be paid six months after the date of his retirement. If Messrs. Blankenship or Short elects to receive the salary continuation benefit, he will be paid his benefit in 120 equal payments over a period of 120 months commencing six months after the date of his retirement. If Messrs. Blankenship or Short elect the salary continuation benefit and dies before the end of the 120-month payment cycle, the remaining payments will be paid to his beneficiary in the same manner.

In the event that the administrative committee determines that Messrs. Blankenship or Short has experienced a disability, then, regardless of any election by Messrs. Blankenship or Short to the contrary and except as otherwise provided in the Supplemental Benefit Plan, the only benefit payable with respect to Messrs. Blankenship or Short will be the pre-retirement death benefit; provided, however, that such benefit will be payable pursuant to the Supplemental Benefit Plan only if Messrs. Blankenship or Short dies on or before the second anniversary of the date he becomes disabled. After such date, our obligation to provide any benefit whatsoever with regard to Messrs. Blankenship or Short under the Supplemental Benefit Plan will terminate, unless the administrative committee determines that Messrs. Blankenship’s or Short’s disability for purposes of the Supplemental Benefit Plan is an approved early retirement in which case Messrs. Blankenship or Short will be deemed for purposes of the calculation of any elected lump sum benefit or salary continuation benefit to be retiring on the second anniversary of the disability.

If Messrs. Blankenship or Short experience an adverse change of employment condition (as defined in the Supplemental Benefit Plan) within 36 months following a change in control event (as defined in the Supplemental Benefit Plan), he will be deemed to have experienced an approved early retirement as of the date of such adverse change of employment condition. Consequently, payment will be made six months after the occurrence of such event in the form of a lump sum benefit, notwithstanding Messrs. Blankenship’s or Short’s retirement benefit election.

The terms and conditions of the Supplemental Benefit Plan are not deemed to constitute a contract of employment between Massey and either Messrs. Blankenship or Short. Employment of Messrs. Blankenship or Short is an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a separate written employment agreement. Nothing in the Supplemental Benefit Plan is deemed to give Messrs. Blankenship or Short the right to be retained in our service or to interfere with our right to discipline or discharge a participant at any time.

The agreement with Mr. Blankenship provides him with an insured pre-retirement death benefit totaling $4,000,000. The agreement with Mr. Blankenship provides him with a choice between a post-retirement death benefit totaling $4,000,000, a lump sum payment in the event of retirement at age 65 of $1,130,629 (with lower amounts for earlier retirement ages), or a salary continuation benefit in the event of retirement at age 65 of $18,241 per month for 120 months (with lower amounts for earlier retirement ages). The benefit elections made available to Mr. Blankenship in his agreement are those described in the Supplemental Benefit Plan above, with the following exceptions: the post-retirement death benefit will also be insured until age 65; and unless waived by us, if Mr. Blankenship elects and has the post-retirement death benefit in effect after his termination of employment, Mr. Blankenship agrees to reimburse us for the economic benefit (as determined for federal income tax purposes) provided to him by us for continued insurance coverage until age 65. We may agree in writing to waive the reimbursement requirement at any time. The agreement grants Mr. Blankenship a right to an approved early retirement that vests his retirement benefit, provided he actually severs from employment with Massey for reasons other than death prior to age 65.

The agreement with Mr. Short provides him with an insured pre-retirement death benefit totaling $1,000,000. The agreement with Mr. Short provides him with a choice between a post-retirement death benefit totaling $1,000,000, a lump sum payment in the event of retirement at age 65 of $460,164 (with lower amounts for earlier retirement ages), or a salary continuation benefit in the event of retirement at age 65 of $7,077.91 per month for 120 months (with lower amounts for earlier retirement ages).

Grant of Plan-Based Awards

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2006. We adopted the 2006 Annual Cash Incentive Plan for each of our named executive officers (except Mr. Blankenship) in November 2005 and therefore the table also shows those awards. In addition, because we entered into the 2006 Letter Agreement with Mr. Blankenship in December 2005, the table shows those awards.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (b)	All Other Option Awards: Number of Securities Underlying Options (c)	Exercise or Base Price of Option Awards (d)	Grant Date Fair Value of Stock and Options Awards (e)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target		Maximum
		($ )	($ )	($ )	(# )	(# )		(# )	(#)	(# )	($ /Sh)	$
D.L. Blankenship	12/20/2005					49,950	(f)					1,970,277
	12/20/2005					150,000	(g)					5,916,750
	12/20/2005	450,000	900,000	2,250,000
	12/30/2005					40,000	(h)					1,508,000
	01/01/2006					60,000	(i)					2,262,000
	12/27/2006	150,000	300,000	600,000
	12/27/2006								12,700			302,514
	12/27/2006								7,300			173,886
	12/27/2006									50,000	23.82	258,430
	12/27/2006					120,000	(j)					2,858,400
	12/27/2006					70,000	(k)					1,667,400
	12/27/2006					90,000	(l)					2,143,000
	12/27/2006					200,000	(m)					4,762,222
	12/28/2006									200,000	23.45	1,017,860

E.B. Tolbert	11/13/2005	21,000	42,000	84,000
	11/12/2006	31,250	62,500	125,000
	11/12/2006								3,102			76,712
	11/12/2006								1,953			48,298
	11/12/2006									6,250	24.73	61,976

B.F. Phillips, Jr.	11/13/2005	125,000	250,000	500,000
	11/12/2006	62,500	125,000	250,000
	11/12/2006								6,201			153,531
	11/12/2006								3,909			96,670
	11/12/2006									12,500	24.73	123,953

J.C. Adkins	11/13/2005	125,000	250,000	500,000
	5/16/2006								6,000			242,100
	5/16/2006								3,780			152,523
	11/12/2006	62,500	125,000	250,000
	11/12/2006								6,201			153,351
	11/12/2006								3,909			96,670
	11/12/2006									12,500	24.73	123,953

H.D. Short, Jr.	11/13/2005	42,500	85,000	170,000
	5/16/2006								6,000			242,100
	5/16/2006								3,780			152,523
	11/12/2006	31,250	62,500	125,000
	11/12/2006								3,102			76,712
	11/12/2006								1,953			48,298
	11/12/2006									6,250	24.73	61,976

(a)	Represents the 2006 annual cash incentive award for each of the named executive officers, except for Mr. Blankenship, set by the Compensation Committee on November 13, 2005. For additional information with respect to the 2006 annual cash incentive awards please see “Compensation Discussion and Analysis” beginning on page 20. Mr. Blankenship’s incentive cash bonus award was made on December 20, 2005, pursuant to the 2006 Letter Agreement and is based on the achievement of many different criteria described in the section entitled “Agreements with Named Executive Officers — 2006 Letter Agreement with Don L. Blankenship” beginning on page 32. The 2007 annual cash incentive award for each of the named executive officers, except Mr. Blankenship, was set by the Compensation Committee on February 19, 2007. The long-term incentive cash awards for each of the named executive officers, except for Mr. Blankenship, for the fiscal years 2007-2009 were granted by the Compensation Committee on November 12, 2006. For additional information with respect to the long-term incentive cash awards please see “Compensation Discussion and Analysis” beginning on page 23 and “Agreements with Named Executive Officers – 2006 Letter Agreement with Mr. Blankenship” beginning on page 32. Mr. Blankenship’s long-term incentive cash award for the fiscal years 2007-2009 was granted on December 27, 2006 pursuant to the 2007 Letter Agreement. The material terms and conditions of the 2007 Letter Agreement are described in our Current Report on Form 8-K filed with the SEC on January 3, 2007.
(b)	Represents the 2007 LTIP awards of restricted stock and restricted units made to each of the named executive officers, except Mr. Blankenship, on November 12, 2006. Mr. Blankenship’s 2007 LTIP awards of restricted stock and restricted units were made pursuant to the 2007 Letter Agreement on December 27, 2006. Each of the LTIP awards vest in three equal annual installments on the anniversary of the date of grant. For information with respect to the 2006 LTIP awards, please see “Compensation Discussion and Analysis” beginning on page 23 of this Proxy Statement.
(c)	For Mr. Blankenship, the amounts represent (i) options for 50,000 shares of Common Stock granted pursuant to the 2007 Letter Agreement that vest in three equal annual installments on December 30, 2007, November 12, 2008, and November 12, 2009, that must be exercised in the first twenty days exercise is permissible pursuant to our trading window policy and applicable securities laws following their vesting, otherwise such options will be automatically forfeited, and (ii) options for 200,000 shares of Common Stock granted pursuant to the 2007 Letter Agreement that vest on December 30, 2007, if Mr. Blankenship remains continuously employed through that date and must be exercised in the first twenty days exercise is permissible pursuant to our trading window policy and applicable securities laws, otherwise such options will be automatically forfeited. For each of the other named executive officers, represents options to purchase shares of Common Stock pursuant to our 2007 LTIP. For information with respect to the 2006 LTIP awards, please see “Compensation Discussion and Analysis” beginning on page 23 of this Proxy Statement and “Compensation Components: Long Term Incentive Program.”
(d)	Amounts shown represent the closing price of Common Stock on the NYSE on the date of grant.
(e)	Amounts shown represent the grant date fair value of each equity award computed in accordance with SFAS 123(R). For a full description of the assumptions used by us in computing these amounts, see Note 12 to our consolidated financial statements, which is included in our Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated by reference into this Proxy Statement. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Grant Date Fair Value of Stock and Option Awards column will actually be realized.
(f)	Represents up to 49,950 performance-based cash incentive units earnable pursuant to the 2006 Letter Agreement – 333 performance-based incentive units per million of 2006 EBIT achieved over and above $150 million up to $300 million. Since the performance criteria was not met, no performance-based incentive units were earned. For additional information with respect to the 2006 Letter Agreement, please see “Agreements with Named Executive Officers — 2006 Letter Agreement with Don L. Blankenship” beginning on page 32.
(g)	Represents up to 150,000 performance-based cash incentive units earnable pursuant to the 2006 Letter Agreement – 1,500 performance-based incentive units per million of 2006 EBIT achieved over and above $150 million up to $300 million. Since the performance criteria was not met, no performance-based incentive units were earned. For additional information with respect to the 2006 Letter Agreement please see “Agreements with Named Executive Officers — 2006 Letter Agreement with Don L. Blankenship” beginning on page 32.
(h)	Represents 40,000 performance-based stock units granted to Mr. Blankenship pursuant to the 2006 Letter Agreement, the cash value of which would be paid on or about February 28, 2007, if 2006 EBIT was at least $150 million or otherwise immediately forfeited. Mr. Blankenship had the ability to earn additional performance-based stock units under the 2006 Letter Agreement if 2006 EBIT reached $150 million as set forth in footnote (i). For additional information with respect to the 2006 Letter Agreement please see “Agreements with Named Executive Officers — 2006 Letter Agreement with Mr. Blankenship” beginning on page 32. Because the performance criteria was not met, Mr. Blankenship forfeited this award.
(i)	Represents 60,000 performance-based stock units granted to Mr. Blankenship pursuant to the 2006 Letter Agreement, the cash value of which would be paid on or about February 28, 2007, if our 2006 EBIT reached $150 million or otherwise immediately forfeited. For additional information with respect to the 2006 Letter Agreement please see “Agreements with Named Executive Officers — 2006 Letter Agreement with Mr. Blankenship” beginning on page 32. Because the performance criteria was not met, Mr. Blankenship forfeited this award.
(j)	Represents 120,000 performance-based restricted units granted pursuant to the 2007 Letter Agreement that is comprised of a certain number of restricted units attributed to various types of targeted performance, vesting only upon their achievement and otherwise forfeited, described in greater detail in our Current Report on Form 8-K filed on January 3, 2007.
(k)	Represents 70,000 performance-based restricted units granted pursuant to the 2007 Letter Agreement and comprised of a certain number of restricted units attributed to various types of targeted performance, vesting only upon their achievement and otherwise forfeited, described in greater detail in our Current Report on Form 8-K filed on January 3, 2007.
(l)	Represents 90,000 performance-based cash incentive units granted pursuant to the 2007 Letter Agreement subject to certain targeted performance criteria, vesting only upon such achievement and otherwise forfeited, described in greater detail in our Current Report on Form 8-K filed on January 3, 2007. The actual amount received by Mr. Blankenship, if any, will be equal to the number of earned cash incentive units times the closing market price of Common Stock on the NYSE on the last trading day of 2007.
(m)	Represents 200,000 performance-based cash incentive units granted pursuant to the 2007 Letter Agreement subject to certain targeted performance criteria, vesting only upon such achievement and otherwise forfeited, described in greater detail in our Current Report on Form 8-K filed on January 3, 2007. The actual amount received by Mr. Blankenship, if any, will be equal to the number of earned cash incentive units times the closing market price of Common Stock on the NYSE on the last trading day of 2007.

Terms of the LTIP Awards

Each of the components of a participant’s LTIP award is granted pursuant to a stockholder-approved stock and incentive compensation plan and is further memorialized by an award agreement.

A participant’s right to receive a long-term cash incentive award is forfeited if the participant’s employment or service with Massey and our subsidiaries terminates during the earn-out period for reasons other than on account of a participant’s death, becoming permanently and totally disabled, or upon a change in control. All shares of restricted stock and all restricted units that are not vested will be forfeited if the participant’s employment or service with us and our subsidiaries terminates for reasons other than on account of the participant’s death, becoming permanently and totally disabled, or change in control. All stock options that are not vested will be forfeited if the participant’s employment or service with us and our subsidiaries terminates for reasons other than on account of the participant’s death, retirement, becoming permanently and totally disabled, or change in control.

If a participant dies or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code while in the employ or service of us or a subsidiary within the earn-out period, the participant or the participant’s estate will be entitled to receive a pro rata portion of the participant’s long-term cash incentive award based on the portion of the earn-out period elapsed prior to participant’s death or becoming permanently and totally disabled.

If a participant dies or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code while in the employ or service of us or a subsidiary prior to the forfeiture of the shares of restricted stock, the participant’s right to receive the restricted stock and restricted units will be fully vested.

If a participant dies, retires (having reached retirement age), or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code, while in the employ or service of us or a subsidiary and prior to the forfeiture of the options, the participant will become entitled to exercise such options in full to the extent not vested or exercised as of the date of the participant’s death, retirement, or becoming permanently and totally disabled, and all such options will be exercisable by the participant (or if the participant is deceased, his estate or other successor in interest following the participant’s death) during the remaining ten-year term of the option or until a date that is three years after the date of the participant’s death, retirement, or total and permanent disability, whichever is shorter.

If a participant ceases to be employed by or in the service of us and our subsidiaries prior to the ten year term of the option for reasons other than death, retirement or permanent and total disability, the option will be exercisable to the extent exercisable during the remaining ten-year term of the option or until a date that is three months after the date the participant ceases to be employed by or in service of us and our subsidiaries for reasons other than death, retirement, or permanent and total disability, whichever is shorter.

Notwithstanding the foregoing, a participant’s right to receive a long-term cash incentive award will be earned if the participant’s employment or service terminates within two years following a change in control that occurs during the earn-out period, as defined by the stockholder-approved stock and incentive compensation plan, as in effect on the date of the grant. In addition, participant’s right to receive restricted stock, restricted units and unvested stock options will vest if the participant’s employment or service terminates within two years following a change in control, as defined by the stockholder-approved stock and incentive compensation plan, as in effect on the date of the grant.

During the period of restriction, participants are entitled to receive all dividends and other distributions paid in cash or property other than stock with respect to the shares of restricted stock. During the period of restriction, participants will be entitled to exercise voting rights with respect to the shares of restricted stock only. For additional details regarding the LTIP awards to our named executive officers, please see “Compensation Discussion and Analysis” beginning on page 23 of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year End

The following table presents information regarding outstanding equity awards at fiscal year-end for all the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price (a) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (b) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (b) ($)
D.L. Blankenship	65,943	(c)			$19.42	7/9/2011
	50,000	(d)			$20.11	10/29/2011
	25,000	(e)			$5.21	10/21/2012
	37,500	(f)	12,500	(f)	$13.60	11/17/2013
			25,000	(g)	$29.95	11/15/2014
			33,333	(h)	$36.50	5/1/2015
	12,500	(i)	37,500	(i)	$37.91	12/29/2015
	200,000	(j)			$37.70	12/30/2015
			50,000	(k)	$23.82	12/27/2016
			200,000	(l)	$23.45	12/28/2016
	112,500	(m)			$19.45	11/1/2011
	150,000	(n)			$36.50	5/1/2015
							497	(o)	11,545
							998	(p)	23,184
							1,497	(q)	34,775
							5,000	(f)	116,150
							10,000	(g)	232,300
							13,334	(h)	309,749
							15,000	(i)	348,450
							20,000	(k)	464,600
							120,000	(r)	2,787,600
							70,000	(r)	1,626,100
										90,000	(s)	2,090,700
										200,000	(s)	4,646,000
E.B. Tolbert	6,916	(c)			$19.42	7/9/2011
	6,927	(d)			$20.11	10/29/2011
	5,195	(e)			$5.21	10/21/2012
	5,196	(f)	1,731	(f)	$13.60	11/17/2013
			9,236	(g)	$29.95	11/15/2014
	2,309	(t)	6,927	(t)	$39.00	11/14/2015
			6,250	(u)	$24.73	11/12/2016
							919	(f)	21,348
							2,226	(g)	51,710
							372	(p)	8,642
							1,281	(t)	29,758
							5,055	(u)	117,428

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (CONTINUED)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price (a) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (b) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (b) ($)
B.F. Phillips, Jr.	25,632	(v)			$10.93	12/7/2009
	2,309	(d)			$20.11	10/29/2011
	6,927	(e)			$5.21	10/21/2012
	8,659	(f)	2,886	(f)	$13.60	11/17/2013
			19,627	(g)	$29.95	11/14/2014
	4,907	(t)	14,720	(t)	$39.00	11/14/2015
			50,000	(w)	$38.33	11/15/2015
			12,500	(u)	$24.73	11/12/2016
							2,724	(t)	63,279
							13,040	(w)	302,919
							10,110	(u)	234,855
J.C. Adkins	11,527	(c)			$19.42	7/9/2011
	11,545	(d)			$20.11	10/29/2011
	8,658	(e)			$5.21	10/21/2012
	14,721	(t)	4,906	(t)	$13.60	11/17/2013
			19,627	(g)	$29.95	11/15/2014
	4,907	(t)	14,720	(t)	$39.00	11/14/2015
			12,500	(u)	$24.73	11/12/2016
							299	(o)	6,946
							614	(p)	14,263
							2,605	(f)	60,514
							4,731	(g)	109,901
							2,724	(t)	63,279
							9,780	(y)	227,189
							10,110	(u)	234,855
H.D. Short, Jr.	11,527	(c)			$19.42	7/9/2011
	11,545	(d)			$20.11	10/29/2011
	11,545	(e)			$5.21	10/21/2012
	8,659	(f)	2,886	(f)	$13.60	11/17/2013
			11,545	(g)	$29.95	11/15/2014
	2,309	(t)	6,927	(t)	$39.00	11/15/2015
			6,250	(u)	$24.73	11/12/2016
							331	(o)	7,689
							722	(p)	16,772
							1,532	(f)	35,588
							2,783	(g)	64,649
							1,281	(t)	29,758
							9,780	(y)	227,189
							5,055	(u)	117,430

(a)	For options granted prior to August 15, 2006, the exercise price was based on the average of the highest and lowest price per share at which shares of Common Stock were sold in the regular way on the NYSE on the date of grant, or if no shares were traded on such date, on the immediately preceding date shares were traded. For options granted after August 15, 2006, the exercise price is based on the closing price of Common Stock on the NYSE on the date of grant or if no shares traded on such date, on the immediately preceding date shares were traded.
(b)	Based on the closing price of Common Stock on December 29, 2006, the last trading day of 2006, which was $23.23.
(c)	Stock options that were granted on July 9, 2001 with vesting dates of January 16, 2001, January 16, 2002, January 16, 2003 and January 16, 2004 that vest at a rate of 25% per year.
(d)	Stock options that were granted on October 29, 2001 with vesting dates of October 29, 2002, October 29, 2003, October 29, 2004 and October 29, 2005 that vest at a rate of 25% per year.
(e)	Stock options that were granted on October 21, 2002 with vesting dates of October 29, 2003, October 29, 2004, October 29, 2005 and October 29, 2006 that vest at a rate of 25% per year.
(f)	Stock options, restricted stock and units that were granted on November 17, 2003 with vesting dates of November 17, 2004, November 17, 2005, November 17, 2006 and November 17, 2007 that vest at a rate of 25% per year.
(g)	Stock options, restricted stock and units that were granted on November 15, 2004 with a vesting date of November 17, 2008, but may vest early if a specific performance criteria is achieved.
(h)	Stock options, restricted stock and restricted units that were granted May 1, 2005 with a vesting date of November 17, 2008, but may vest early if specific performance criteria are met.
(i)	Stock options that were granted on December 29, 2005 with vesting dates of December 30, 2006, November 17, 2007, November 17, 2008 and November 17, 2009 that vest at a rate of 25% per year.
(j)	Stock options that were granted on December 30, 2005 that vested on December 30, 2006.
(k)	Stock options, restricted stock and units that were granted on December 27, 2006 with vesting dates of December 30, 2007, November 12, 2008 and November 12, 2009 that vest at a rate of 33 1/3% per year.
(l)	Stock options that were granted on December 28, 2006 that vest on December 30, 2007.
(m)	Stock Appreciation Rights vesting at a rate of 25% per year with vesting dates of November 1, 2002, November 1, 2003, November 1, 2004 and November 1, 2005.
(n)	Stock Appreciation Rights that were granted on May 1, 2005 that vested on December 30, 2005.
(o)	Restricted stock and units that were granted on September 10, 1997 with vesting dates of September 10, 1998, September 10, 1999, September 10, 2000, September 10, 2001, September 10, 2002, September 10, 2003, September 10, 2004, September 10, 2005, September 10, 2006 and September 10, 2007 that vest at a rate of 10% per year.
(p)	Restricted stock and units that were granted on December 8, 1998 with vesting dates of September 10, 1999, September 10, 2000, September 10, 2001, September 10, 2002, September 10, 2003, September 10, 2004, September 10, 2005, September 10, 2006, September 10, 2007 and September 10, 2008 that vest at a rate of 10% per year.
(q)	Restricted stock and units that were granted on December 7, 1999 with vesting dates of September 10, 2000, September 10, 2001, September 10, 2002, September 10, 2003, September 10, 2004, September 10, 2005, September 10, 2006, September 10, 2007, September 10, 2008 and September 10, 2009 that vest at a rate of 10% per year.
(r)	Restricted units that were granted on December 28, 2006 that vest December 31, 2007 if a specific performance criteria is achieved.
(s)	Performance-based cash incentive units that were granted on December 27, 2006 that vest on December 31, 2007 if specific performance criteria are achieved.
(t)	Stock options, restricted stock and restricted units that were granted on November 14, 2005 with vesting dates of November 17, 2006, November 17, 2007, November 17, 2008 and November 17, 2009 that vest at a rate of 25% per year.
(u)	Stock options, restricted stock and units that were granted on November 12, 2006 with vesting dates of November 12, 2007, November 12, 2008 and November 12, 2008 that vest at a rate of 33 1/3% per year.
(v)	Stock options that were granted on December 7, 1999 that vested on December 7, 2003 subject to acceleration if certain performance criteria were met.
(w)	Stock options vesting November 1, 2008.
(x)	Restricted stock and units that were granted on November 15, 2005 with vesting dates of November 15, 2006, November 1, 2007 and November 1, 2008 that vest at a rate of 33 1/3% per year.
(y)	Restricted stock and units that were granted on May 16, 2006 with vesting dates of May 16, 2007, May 16, 2008 and May 16, 2009 that vest at a rate of 33 1/3% per year.

Option Exercises and Stock Vested

The following table presents information concerning the vesting of stock (including restricted stock, restricted stock units and similar instruments) for the named executive officers during the fiscal year ended December 31, 2006. None of the named executive officers exercised stock options during 2006.

OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (a) (#)	Value Realized on Vesting (b) ($)
D.L. Blankenship	16,994	$413,923
E.B. Tolbert	3,932	$99,269
B.F. Phillips, Jr.	7,427	$186,970
J.C. Adkins	8,361	$209,117
H.D. Short, Jr.	6,983	$174,722

(a)	Amounts shown represent the sum of the number of restricted stock shares and restricted units that vested during 2006.
(b)	Amounts shown represent the value realized by the named executive officers upon the vesting of the restricted stock and restricted units set forth in column (a) based upon the closing stock prices of Common Stock on the NYSE on the various vesting dates.

Retirement Benefits

We provide retirement benefits to substantially all non-union employees who meet vesting and other minimum requirements. We sponsor a qualified non-contributory defined benefit pension plan (the MERP) that covers substantially all administrative and non-union employees. Each of the named executive officers participates in the MERP. Based on a participant’s entrance date to the MERP, the participant may accrue benefits based on one of four benefit formulas. Two of the formulas provide pension benefits based on the employee’s years of service and average annual compensation during the highest five consecutive years of service. The third formula credits certain eligible employees with flat dollar contributions based on years of service with Massey and years of service under the UMWA 1974 Pension Plan. The fourth formula provides benefits under a cash balance formula with contribution credits based on hours worked.

In addition to the MERP, we sponsor a nonqualified supplemental benefit pension plan (the SERP) for certain salaried employees. Each of the named executive officers, with the exception of Mr. Tolbert, participates in the SERP. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Code, the benefits will be paid under the SERP. The SERP is a form of non-qualified pension plan that provides eligible individuals the difference between (i) the benefits they would actually accrue under the MERP but for the maximum benefit limitations and (ii) the limitation on compensation pursuant to the Code that may be recognized under the MERP. The SERP recognizes compensation including those amounts of deferred compensation credited under our deferred compensation programs. The benefits provided by the SERP are paid at the time and in the form corresponding benefits are paid under the MERP. The SERP is unfunded, with benefit payments paid by Massey.

The following table shows the actuarial present value of accumulated benefits under the MERP and SERP, which are our only defined benefit plans that provide for payments or other benefits to the named executive officers at, following, or in connection with retirement.

PENSION BENEFITS (a)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
D.L. Blankenship (b)	Massey Energy Retirement Plan	25.0	661,900	—
	A. T. Massey Coal Company, Inc. Supplemental Benefit Plan	25.0	3,683,517	—

E.B. Tolbert	Massey Energy Retirement Plan	14.8	104,899	—

B.F. Phillips, Jr.	Massey Energy Retirement Plan	25.7	821,945	—
	A. T. Massey Coal Company, Inc. Supplemental Benefit Plan	25.7	612,064	—

J.C. Adkins (c)	Massey Energy Retirement Plan	20.8	205,213	—
	A. T. Massey Coal Company, Inc. Supplemental Benefit Plan	20.8	62,931	—

H.D. Short, Jr.	Massey Energy Retirement Plan	25.5	474,115	—
	A. T. Massey Coal Company, Inc. Supplemental Benefit Plan	25.5	444,728	—

(a)	The actuarial present value of these benefits at December 31, 2006 was computed using the RP200 Blue Collar mortality table projected to 2006 and a discount rate of 5.9%. No pre-retirement decrements were used. The present value of accumulated benefits including supplements, if any, are based on the benefits payable at age 62, the earliest age at which unreduced benefits are payable. Also assumes no termination, withdrawal, disability, or death prior to retirement age. Pension benefits are not reduced for Social Security or other benefits received by participants. A participant’s remuneration covered by the pension plans is his average annual salary and bonus. For a full description of the assumptions used by us for financial reporting purposes, see Note 5 to our consolidated financial statements which is included in its Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated by reference into this Proxy Statement.
(b)	Under the Special Successor Development and Retention Program, the Compensation Committee agreed to approve Mr. Blankenship’s early retirement at age 55 for purposes of the SERP.
(c)	Mr. Adkins is covered under a different benefit formula in the MERP. Amounts are payable for Mr. Adkins’ lifetime and are based on a 10-Year Certain and Life Annuity. A discount is applied for retirement before age 62, determined by Mr. Adkins’ retirement date and date benefits are to begin. The pension benefits are not reduced for Social Security or other benefits received by Mr. Adkins.

We sponsor health care plans that provide postretirement medical benefits to eligible union and non-union employees. To be eligible, retirees must meet certain age and service requirements. Depending on the year of retirement, benefits may be subject to annual deductibles, coinsurance requirements, lifetime limits and retiree contributions. All the named executive officers are eligible for coverage.

Nonqualified Deferred Compensation

The Massey Executive Deferred Compensation Program, as amended and restated as of January 1, 2005, is maintained by us and administered by the Compensation Committee for the purpose of providing deferred compensation to a select group of management and highly compensated employees, including all of the named executive officers. The A.T. Massey Coal Company, Inc. Executive Deferred Compensation Plan, as amended and restated as of January 1, 2005, is maintained by A.T. Massey and administered by A.T. Massey’s Executive Benefit Committee for the purpose of providing deferred compensation to those who are both employed by A.T. Massey and are members of management or otherwise are highly compensated employees, including all of our named executive officers. Both programs were amended effective January 1, 2005 (i) to reflect recent changes made to certain provisions of the Code that apply to non-qualified deferred compensation plans and (ii) to effect necessary administrative changes. The following table presents information concerning each defined contribution or other plan of Massey that provides for the deferral of compensation of the named executive officers on a basis that is not tax qualified.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2006 (a) ($)	Registrant Contributions in 2006 (b) ($)	Aggregate Earnings in 2006 ($)	Aggregate Withdrawals/ Distributions (c) ($)	Aggregate Balance at 12/31/06 ($)
D.L. Blankenship	338,446	55,292	973,688	3,337,555	22,859,787
E.B. Tolbert	14,667	4,403	3,107	8,400	15,753
B.F. Phillips, Jr.	91,919	22,151	35,259	—	275,319
J.C. Adkins	48,587	11,718	11,323	30,506	52,416
H.D. Short, Jr.	131,328	11,103	84,810	100,736	675,773

(a)	Named executive officers are allowed to defer up to 100% of their regular salary, long-term incentive cash payments and bonuses into the plans. The following are the investment funds and their respective one-year rates of return for year ended December 31, 2006, used for tracking earnings in the A. T. Massey Coal Company, Inc. Executive Deferred Compensation Plan. A named executive officer may elect the investment funds that his account tracks. A named executive officer may change his investment fund election no more than once in a six-month period.

Fund Name	1-Yr Rate of Return
AIM Constellation	5.85%
AllianzOPCAP Renaissance Fund	12.00%
American Balanced	11.81%
American Fundamental Investors	19.24%
INVESCO Core Fixed Income Trust	4.19%
INVESCO Stable Value Trust	4.15%
Vanguard S&P 500 Index	15.64%

The following amounts reported in Column (a) are also reported as compensation on the Summary Compensation Table:

•	Mr. Phillips: $55,002 of his 2006 base salary.

•	Mr. Adkins: $24,760 of his 2006 base salary.

•	Mr. Short: $47,846 of his 2006 base salary.

•	Mr. Tolbert: $7,580 of his 2006 base salary.

(b)	The plans provide for a company fixed match on contributions on up to 10% of eligible deferred compensation.
(c)	Distributions are permitted under the plans. Each named executive officer specifies a distribution date at the time such named executive officer elects to defer. Distributions are paid in either a lump sum or in annual installments of up to 20 years.

Potential Payments Upon Termination or Change in Control

Change in Control Benefit for Named Executive Officers

In December 2005, we established a Change in Control Severance Program for our key employees, including our named executive officers. On December 21, 2005, we entered into Change in Control Severance Agreements with our key employees, including our named executive officers, except Mr. Phillips who entered into the Retention Agreement effective as of November 1, 2005.

For purposes of the Change in Control Severance Agreements, “Change in Control” means the occurrence of any of the following events:

•

a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, acquires shares of Common Stock having twenty-five percent or more of the total number of votes that may be cast for the election of our directors; or

•

as the result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions, (a “Transaction”), the persons who were our directors before the Transaction will cease to constitute a majority of the Board of Directors of Massey or any successor.

For purposes of the agreements, a “potential” Change in Control is considered to occur and remain present commencing upon the date that any person or group attempts a Change in Control and the participant is either notified by the Board of Directors or aware of an attempted Change in Control. All decisions regarding the time of the commencement, the pendancy and the abandonment or termination of a potential Change in Control will be made by the Board of Directors in good faith and will be conclusive and binding on the participants. An “actual” Change in Control means that one of the two events described above has occurred.

The general terms of the Change in Control Severance Agreements with the named executive officers are as follows (for capitalized terms not defined herein please see the Change in Control Severance Agreements that were previously filed on the Current Report on Form 8-K with the SEC on December 22, 2005). The terms of the Change in Control Severance Agreements continues until December 31, 2008 (with automatic one year renewals unless we give 30 days notice to a participant). At any time, the Compensation Committee may unilaterally terminate a Change in Control Severance Agreement with a named executive officer, other than in connection with a Change in Control, if the Compensation Committee determines that such named executive officer is no longer a key employee. During the applicable term of each Change in Control Severance Agreement, payments to a named executive officer are only triggered if:

•	there is an Involuntary Termination Associated With a Change in Control within two years after an actual Change in Control;

•

a named executive officer is terminated other than for Cause or other than due to such named executive officer’s death or Disability, and that termination either occurs not more than three months prior to an actual Change in Control or is requested by a third party who initiates and within 12 months effects an actual Change in Control; or

•	a Constructive Termination occurs while a potential Change in Control is pending but before an actual Change in Control occurs.

Upon a named executive officer’s termination by us as a result of or related to a Change in Control for any reason other than Cause, death or Disability, or Constructive Termination, such named executive officer will receive the following benefits (subject to cut back and gross-up provisions, if applicable), in addition to remaining pay and benefits otherwise due to him:

•	a lump sum cash payment equal to 2.5 times Base Pay,

•	a lump sum cash payment equal to 2.5 times Target Bonus,

•	a pro-rata payment of the named executive officer’s Target Bonus for the portion of the fiscal year employed prior to termination,

•	any award under our long-term cash and equity incentive program, which by its terms vests in connection with the Change in Control, and

•	24 months of medical and dental coverage, or a cash payment in lieu thereof.

In no event will the change in control benefits outlined above exceed 2.99 times the sum of a named executive officer’s Base Pay and Bonus.

A named executive officer will not receive change in control benefits in the event his employment is terminated for Cause, death or Disability. In order for a named executive officer who is entitled to receive payments and benefits as a result of an Involuntary Termination Associated With a Change in Control within the two-year period after an actual Change in Control, the named executive officer must acknowledge and agree that he is bound by the one-year non-compete and non-solicitation provisions contained in the Change in Control Agreement. In order for a named executive officer to receive payments and benefits under the Change in Control Agreement, such named executive officer must also sign a release, generally releasing us from any claims such named executive officer may have against us, other than as they may relate to compensation and benefits. In addition, a named executive officer must agree not to seek employment with us or any affiliated entity for two years after termination.

Severance and Change in Control Benefits for Mr. Blankenship

Mr. Blankenship may receive additional payments upon termination or a change in control in accordance with his 2006 Letter Agreement. The 2006 Letter Agreement contains provisions in the event Mr. Blankenship’s employment with us was terminated. In the event that Mr. Blankenship’s employment with Massey was terminated during the period commencing January 1, 2006 through December 30, 2006 (the “Employment Period”), for any reason other than for “Cause” (as defined in the Change in Control Severance Agreement) under circumstances where such cessation of employment is not covered by the Change in Control Severance Agreement, then we must pay to Mr. Blankenship, or if Mr. Blankenship was deceased, to his estate, 2.5 times the sum of Mr. Blankenship’s annual base salary of $1,000,000 plus the incentive bonus of $900,000, unless Mr. Blankenship elected to terminate his employment voluntarily during the Employment Period other than for any reason which would constitute a “Constructive Termination Associated With a Change in Control” (as defined and determined pursuant to the procedure set forth in the Change in Control Severance Agreement, under circumstances where such constructive termination is not covered by the Change in Control Severance Agreement).

In the event that Mr. Blankenship’s employment with us was terminated during the period commencing January 1, 2006 through December 30, 2006 for any reason, all of Mr. Blankenship’s rights with respect to the performance-based stock unit award, performance-based cash award, additional stock option award and retention cash bonus award described above, would have terminated and all rights would have ceased, and payment of life insurance premiums as described above would have ceased.

On December 27, 2006, the Compensation Committee entered into a one-year letter agreement with Mr. Blankenship to continue his employment through December 31, 2007. The material terms and conditions of the 2007 Letter Agreement are described in our Current Report on Form 8-K filed on January 3, 2007. The 2007 Letter Agreement contains the same change of control provisions as the 2006 Letter Agreement.

Severance and Change in Control Benefits for Mr. Phillips

Upon Mr. Phillips’ termination by Massey as a result of or related to a Change in Control (as more fully described in the Retention Agreement) for any reason other than Cause, death or Disability, or Constructive Termination (as such term is defined in the Retention Agreement), Mr. Phillips will receive the following benefits (subject to a cut back provision, if applicable), in addition to remaining pay and benefits otherwise due to him:

•	a lump sum cash payment equal to 2.5 times Base Salary (as such term is defined in the Retention Agreement),

•	a lump sum cash payment equal to 2.5 times Target Bonus (as such term is defined in the Retention Agreement),

•	a pro-rata payment of his Target Bonus for the portion of the fiscal year employed prior to termination,

•	any award under the LTIP which by its terms vests in connection with the Change in Control, and

•	twenty-four months of medical and dental coverage, or a cash payment in lieu thereof.

In no event will the change in control benefits exceed 2.99 times the sum of Mr. Phillips’ Base Salary and Bonus (as such term is defined on the Retention Agreement). Mr. Phillips will not receive change in control benefits in the event his employment is terminated for Cause, death or Disability. In the event Mr. Phillips is entitled to receive payments and benefits as a result of an Involuntary Termination Associated With a Change in Control (as such term is defined in the Retention Agreement) within the two-year period after an actual Change in Control, he is bound by a one-year non-compete and non-solicitation agreement. In order to receive his payments and benefits, Mr. Phillips also is required to sign a release, generally releasing us from any claims Mr. Phillips may have against us, other than as they may relate to compensation and benefits. The release also requires that Mr. Phillips not seek employment with us or any affiliated entity for a period of two years.

Severance and Change in Control Benefits for the Named Executive Officers

The following tables show the estimated payments and benefits for each named executive officer under the various employment termination scenarios discussed above assuming the triggering event took place on December 31, 2006. “CIC” refers to a Change in Control as such term is defined in the applicable agreement.

POST-EMPLOYEMENT PAYMENTS—DON L. BLANKENSHIP

Executive Payments and Benefits upon Termination/CIC ( a )	Voluntary Termination	Retirement		Involuntary Termination for Cause	Involuntary Termination Without Cause / Good Reason	CIC without Termination	CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	N/A	$0		$0	$0	$0	$4,750,000		$0		$0
Other Cash Incentives
- 2006 Bonus	N/A	$213,750	(b)	$0	$0	$0	$900,000		$0		$0
- Retention bonus	N/A	N/A		N/A	N/A	N/A	N/A		N/A		N/A
Long-term Incentive (b)
- Acceleration of Unvested Stock Options	N/A	$120,438	(d)	$0	$0	$0	$120,438	(d)	$120,438	(d)	$120,438	(d)
- Acceleration of Unvested RS/RSUs	N/A	$0		$0	$0	$0	$1,076,153		$1,076,153		$1,076,153
- Cash LTIP Awards	N/A	$0		$0	$0	$0	$950,000		$633,637	(e)	$633,637	(e)

Benefits & Perquisites:
Enhanced SERP Benefits (f)	N/A	$0		$0	$0	$0	$0		$0		$0
Medical & Dental	N/A	$0		$0	$0	$0	$21,924	(h)	$0		$0
Supp. Benefit (Split Dollar) (f)	N/A	$0		$0	$0	$0	$0		$4,000,000		$319,333	(g)
Retiree Medical	N/A	$0		$0	$0	$0	$0		$0		$0
Deferred Compensation	N/A	N/A		N/A	N/A	$0	$0		N/A		N/A
Successorship Program (i)	N/A	$520,256		N/A	N/A	N/A	$520,256		$520,256		$520,256
280G Tax Gross-up	N/A	N/A		N/A	N/A	$0	$0	(i)	N/A		N/A
Total	N/A	$854,443		$0	$0	$0	$8,338,770		$6,350,484		$2,669,817

(a)	Table does not reflect awards pursuant to the 2007 Letter Agreement, since it is presumed that had Mr. Blankenship terminated on December 31, 2006 no payments would be due under that agreement.
(b)	Pro-rata 2006 bonus is paid out based on actual performance.
(c)	Equity awards valued at the closing stock price of Common Stock on the NYSE of $23.23 as of December 29, 2006.
(d)	Represents intrinsic value of unvested stock options. Upon termination due to retirement, death or disability, Mr. Blankenship or his estate would have the lesser of 3 years and the remaining term of the option to exercise vested and unvested option grants. Upon termination following a CIC, Mr. Blankenship has the lesser of 3 years and the remaining term of the option to exercise options granted under the Massey Energy Company 1996 Executive Stock Plan (“1996 Plan”) and the lesser of 3 months or the remaining term for options grants under the 2006 Plan. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(e)	Pro-rata payout of outstanding LTIP cash awards based on actual performance. If actual performance cannot be determined, award assumed paid out at target.
(f)	Table includes enhanced SERP and Supplemental Benefit Plan benefits only. Vested benefits are disclosed in the Pension Benefits Table. Death benefits represent amount payable to Mr. Blankenship’s beneficiaries.
(g)	Should Mr. Blankenship become disabled, we are required to pay premiums on Mr. Blankenship’s split dollar life insurance for two years following his disability estimated at $53,947 in total. However, should no death occur by December 31, 2008, Mr. Blankenship would be entitled to receive enhanced monthly salary continuation benefits of $2,211.55 payable for 120 months. The amount calculated above reflects the enhanced salary continuation benefits of $286,386 plus the $53,947 of required insurance premiums. If Mr. Blankenship dies within 2 years of disability his beneficiaries would receive a $4,000,000 death benefit.
(h)	Represents the cost of providing medical and dental benefits for 24 months. Payment assumes our cost of benefits of $870 per month, which will increase 10% annually.
(i)	Under the Special Successor Development and Retention Program, upon retirement Mr. Blankenship will be provided title to a Company-owned residence valued at $305,000. Includes a tax gross up of $215,256.
(j)	Under the 2006 Letter Agreement, if payments are subject to excise taxes imposed under Code Section 4999, we will pay to Mr. Blankenship an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the net after tax benefit to Mr. Blankenship, including the gross-up, is more than the lesser of $50,000 or 10% of after-tax benefit resulting from reducing the CIC payments to the golden parachute threshold. The following major assumptions were used to calculate payments under Section 280G:
-	Equity valued at the closing price of Common Stock on the NYSE on December 29, 2006 of $23.23.
-	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Reg. Section 1.280G-1 Q&A 24(c).
-	Calculations assume Mr. Blankenship is at retirement age and would be entitled to a pro-rata portion of his actual annual bonus upon retirement. Therefore, the expected actual 2006 bonus is treated as a vested payment that is accelerated upon a CIC and valued using Treas. Reg. Section 1.280G-1 Q&A 24(b).
-	The portion of the bonus payable upon the CIC in excess of the expected 2006 bonus is considered a full parachute.
-	Calculations include an estimated value for the non-compete provision. Value estimated to be the lesser of total cash severance or current target remuneration.
-	Target remuneration includes salary, target bonus, target long-term incentives and one year of pension earnings.

POST-EMPLOYMENT PAYMENTS—ERIC B. TOLBERT

Executive Payments and Benefits upon Termination/CIC	Voluntary Termination	Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Good Reason	CIC without Termination	CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$0	N/A	$0	$0	$0	$592,500		$0		$0
Other Cash
Incentives
- 2006 Bonus	$0	N/A	$0	$0	$0	$42,000		$0		$0
- Retention bonus	N/A	N/A	$0	$0	N/A	N/A		N/A		N/A
Long-term Incentive (a)
- Acceleration of Unvested Stock Options	$0	N/A	$0	$0	$0	$16,678	(b)	$16,678	(b)	$16,678	(b)
- Acceleration of Unvested RS/RSUs	$0	N/A	$0	$0	$0	$228,885		$228,885		$228,885
- Cash LTIP Awards	$0	N/A	$0	$0	$0	$183,334		$147,001	(c)	$147,001	(c)

Benefits & Perquisites:
Enhanced SERP Benefits (d)	$0	N/A	$0	$0	$0	$0		$0		$0
Medical & Dental	$0	N/A	$0	$0	$0	$21,924	(e)	$0		$0
Supp. Benefit (Split Dollar)	N/A	N/A	N/A	N/A	N/A	N/A		N/A		N/A
Retiree Medical	$0	N/A	$0	$0	$0	$0		$0		$0
Deferred Compensation	$0	N/A	$0	$0	$0	$0		$0		$0
280G Tax Gross-up	N/A	N/A	N/A	N/A	$0	$0	(f)	N/A		N/A
Total	$0	N/A	$0	$0	$0	$1,085,321		$392,564		$392,564

(a)	Equity awards valued at the closing stock price of Common Stock on the NYSE of $23.23 as of December 29, 2006.
(b)	Represents intrinsic value of unvested stock options. Upon termination due to retirement, death or disability, Mr. Tolbert or his estate would have the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 and 2006 Plans. Upon termination following a CIC, Mr. Tolbert has the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 Plan and the lesser of 3 months or the remaining term for options grants under the 2006 Plan. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(c)	Pro-rata payout of outstanding LTIP cash awards based on actual performance. If actual performance cannot be determined, award assumed paid out at target.
(d)	Table includes enhanced SERP benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table.
(e)	Represents the cost of providing medical and dental benefits for 24 months. Payment assumes our cost of benefits of $870 per month will increase 10% annually.
(f)	Under Mr. Tolbert’s Change in Control Severance Agreement, if payments are subject to excise taxes imposed under Code Section 4999, we will pay to Mr. Tolbert an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the net after tax benefit to the executive including the gross-up is more than the lesser of $50,000 or 10% of after-tax benefit resulting from reducing the CIC payments to the golden parachute threshold. The following major assumptions were used to calculate payments under Section 280G:
-	Equity valued at the closing price of Common Stock on the NYSE on December 29, 2006 of $23.23.
-	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Reg. Section 1.280G-1 Q&A 24(c).
-	Calculations include an estimated value for the non-compete provision. Value estimated to be the lesser of total cash severance or current target remuneration.
-	Target remuneration includes salary, target bonus, target long-term incentives and one year of pension earnings.

POST-EMPLOYMENT PAYMENTS—BAXTER F. PHILLIPS, JR.

Executive Payments and Benefits upon Termination/CIC	Voluntary Termination	Retirement		Involuntary Termination for Cause	Involuntary Termination Without Cause/ Good Reason	CIC without Termination		CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	N/A	$0		$0	$0	$0		$2,000,000		$0		$0
Other Cash Incentives
- 2006 Bonus	N/A	$125,000	(a)	$0	$0	$0		$250,000		$0		$0
- Retention bonus	N/A	$0		$0	$0	$600,000		$600,000		$600,000		$600,000
Long-term Incentive (b)
- Acceleration of Unvested Stock Options	N/A	$27,807	(c)	$0	$0	$0		$27,807	(c)	$27,807	(c)	$27,807	(c)
- Acceleration of Unvested RS/RSUs	N/A	$0		$0	$0	$0		$601,053		$601,053		$601,053
- Cash LTIP Awards	N/A	$0		$0	$0	$0		$366,667		$225,084	(d)	$225,084	(d)
Benefits & Perquisites:
Enhanced SERP Benefits (e)	N/A	$0		$0	$0	$521,945	(f)	$1,738,954	(f)	$521,945	(f)	$521,945	(f)
Medical & Dental	N/A	$0		$0	$0	$0		$21,924	(g)	$0		$0
Supp. Benefit (Split Dollar)	N/A	N/A		N/A	N/A	N/A		N/A		N/A		N/A
Retiree Medical	N/A	$0		$0	$0	$0		$0		$0		$0
Deferred Compensation	N/A	$0		$0	$0	$0		$0		$0		$0
280G Tax Gross-up	N/A	N/A		N/A	N/A	$0	(h)	$1,003,649	(h)	N/A		N/A
Total	N/A	$152,807		$0	$0	$1,121,945		$6,610,053		$1,975,889		$1,975,889

(a)	Pro-rata 2006 bonus is paid out based on actual performance.
(b)	Equity awards valued at the closing price of Common Stock on the NYSE of $23.23 as of December 29, 2006.
(c)	Represents intrinsic value of unvested stock options. Upon termination due to retirement, death or disability, Mr. Phillips or his estate would have the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 and 2006 Plans. Upon termination following a CIC, Mr. Phillips has the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 Plan and the lesser of 3 months or the remaining term for options grants under the 2006 Plan. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(d)	Pro-rata payout of outstanding LTIP cash awards based on actual performance. If actual performance cannot be determined, award assumed paid out at target.
(e)	Table includes enhanced SERP benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table.
(f)	Present value of enhanced benefit calculated using the following assumptions: RP 2000 Blue Collar mortality table projected to 2006 and a discount rate of 5.9%.
(g)	Represents the cost of providing medical and dental benefits for 24 months. Payment assumes our cost of benefits of $870 per month will increase 10% annually.
(h)	Under Mr. Phillips’ Retention Agreement, if payments are subject to excise taxes imposed under Section 4999 of the Code, we will pay to Mr. Phillips an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the net after tax benefit to Mr. Phillips including the gross-up is more than the lesser of $50,000 or 10% of after-tax benefit resulting from reducing the CIC payments to the golden parachute threshold. The following major assumptions were used to calculate payments under Section 280G:
-	Equity valued at the closing price of Common Stock on the NYSE on December 29, 2006 of $23.23.
-	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Reg. Section 1.280G-1 Q&A 24(c).
-	Calculations assume Mr. Phillips is at retirement age and would be entitled to a pro-rata portion of his actual annual bonus upon retirement.
-	Therefore, the expected actual 2006 bonus is treated as a vested payment that is accelerated upon a CIC and valued using Treas. Reg. Section 1.280G-1 Q&A 24(b).
-	The portion of the bonus payable upon the CIC in excess of the expected 2006 bonus is considered a full parachute.
-	Calculations assume 100% of LTIP payout for performance cycle 2004-2006 is reasonable compensation for services rendered prior to the CIC, based on actual payout.
-	Calculations include an estimated value for the non-compete estimated to be the lesser of total cash severance or current target remuneration.
-	Target remuneration includes salary, target bonus, target long-term incentives and one year of pension earnings.

POST-EMPLOYMENT PAYMENTS—J. CHRISTOPHER ADKINS

Executive Payments and Benefits upon Termination/CIC	Voluntary Termination	Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Good Reason	CIC without Termination	CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$0	N/A	$0	$0	$0	$1,450,000		$0		$0
Other Cash Incentives
- 2006 Bonus	$0	N/A	$0	$0	$0	$250,000		$0		$0
- Retention bonus	N/A	N/A	N/A	N/A	N/A	N/A		N/A		N/A
Long-term Incentive (a)
- Acceleration of Unvested Stock Options	$0	N/A	$0	$0	$0	$47,269	(b)	$47,269	(b)	$47,269	(b)
- Acceleration of Unvested RS/RSUs	$0	N/A	$0	$0	$0	$716,947		$716,947		$716,947
- Cash LTIP Awards	$0	N/A	$0	$0	$0	$425,001		$283,478	(c)	$283,478	(c)

Benefits & Perquisites:
Enhanced SERP Benefits (d)	$0	N/A	$0	$0	$0	$0		$0		$0
Medical & Dental	$0	N/A	$0	$0	$0	$21,924	(e)	$0		$0
Supp. Benefit (Split Dollar)	N/A	N/A	N/A	N/A	N/A	N/A		N/A		N/A
Retiree Medical	$0	N/A	$0	$0	$0	$0		$0		$0
Deferred Compensation	$0	N/A	$0	$0	$0	$0		$0		$0
Residential Loan (f)	$0	$0	$0	$240,962	$0	$240,962		$240,962		$240,962
280G Tax Gross-up	N/A	N/A	N/A	N/A	$0	$0	(f)	N/A		N/A
Total	$0	N/A	$0	$240,962	$0	$3,152,104		$1,288,657		$1,288,657

(a)	Equity awards valued at the closing price of Common Stock on the NYSE of $23.23 as of December 29, 2006.
(b)	Represents intrinsic value of unvested stock options. Upon termination due to retirement, death or disability, Mr. Adkins or his estate would have the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 and 2006 Plans. Upon termination following a CIC, Mr. Adkins has the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 Plan and the lesser of 3 months or the remaining term for options grants under the 2006 Plan. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(c)	Pro-rata payout of outstanding LTIP cash awards based on actual performance. If actual performance cannot be determined, award assumed paid out at target.
(d)	Table includes enhanced SERP benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table.
(e)	Represents the cost of providing medical and dental benefits for 24 months. Payment assumes our cost of benefits of $870 per month will increase 10% annually.
(f)	Represents principal ($130,800) and accrued and unpaid interest ($10,464), which will be forgiven if Mr. Adkins is terminated for any reason except for violation of the Company’s ethics policy, dies or becomes disabled prior to June 24, 2010. Includes estimated tax gross-up of $99,698. We have assumed termination for cause would be as a result of a violation of the Company’s ethics policy.
(g)	Under Mr. Adkins’ Retention and Change in Control Agreement, if payments are subject to excise taxes imposed under Section 4999 of the Code, we will pay to Mr. Adkins an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the net after tax benefit to Mr. Adkins including the gross-up is more than the lesser of $50,000 or 10% of after-tax benefit resulting from reducing the CIC payments to the golden parachute threshold. The following major assumptions were used to calculate payments under Section 280G:
-	Equity valued at the closing price of Common Stock on the NYSE on December 29, 2006 of $23.23.
-	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Reg. Section 1.280G-1 Q&A 24(c).
-	Calculations include an estimated value for the non-compete provision. Value estimated to be the lesser of total cash severance or current target remuneration.
-	Target remuneration includes salary, target bonus, target long-term incentives and one year of pension earnings.

POST-EMPLOYMENT PAYMENTS—H. DREXEL SHORT, JR.

Executive Payments and Benefits upon Termination/CIC	Voluntary Termination	Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Good Reason	CIC without Termination	CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$0	N/A	$0	$0	$0	$1,025,000		$0		$0
Other Cash Incentives
- 2006 Bonus	$0	N/A	$0	$0	$0	$85,000		$0		$0
- Retention bonus Long-term Incentive (a)	N/A	N/A	$0	$0	N/A	N/A		N/A		N/A
- Acceleration of Unvested Stock Options	$0	N/A	$0	$0	$0	$27,807	(b)	$27,807	(b)	$27,807	(b)
- Acceleration of Unvested RS/RSUs	$0	N/A	$0	$0	$0	$499,073		$499,073		$499,073
- Cash LTIP Awards	$0	N/A	$0	$0	$0	$233,333		$161,195	(c)	$161,195	(c)
Benefits & Perquisites:
Enhanced SERP Benefits (d)	$0	N/A	$0	$0	$0	$0		$0		$0
Medical & Dental	$0	N/A	$0	$0	$0	$21,924	(e)	$0		$0
Supp. Benefit (Split Dollar) (d)	$0	N/A	$0	$0	$0	$113,746	(f)	$1,000,000		$0	(g)
Retiree Medical	$0	N/A	$0	$0	$0	$0		$0		$0
Deferred Compensation	$0	N/A	$0	$0	$0	$0		$0		$0
280G Tax Gross-up	N/A	N/A	N/A	N/A	$0	$0	(h)	N/A		N/A
Total	$0	$0	$0	$0	$0	$2,005,883		$1,688,075		$688,075

(a)	Equity awards valued at the closing price of Common Stock on the NYSE of $23.23 as of December 29, 2006.
(b)	Represents intrinsic value of unvested stock options. Upon termination due to retirement, death or disability, Mr. Short or his estate would have the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 and 2006 Plans. Upon termination following a CIC, Mr. Short has the lesser of 3 years and the remaining term of the option to exercise option grants under the 1996 Plan and the lesser of 3 months or the remaining term for options grants under the 2006 Plan. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(c)	Pro-rata payout of outstanding LTIP cash awards based on actual performance. If actual performance cannot be determined, award assumed paid out at target.
(d)	Table includes enhanced SERP and Supplemental Benefit Plan benefits only. Vested benefits are disclosed in the Pension Benefits Table. Death benefits represent amount payable to Mr. Short’s beneficiaries.
(e)	Represents the cost of providing medical and dental benefits for 24 months. Payment assumes our cost of benefits of $870 per month will increase 10% annually.
(f)	Represents a lump sum payout of the salary continuation benefit discounted at an annual interest rate of 7.5%.
(g)	At disability, we would continue to pay policy premiums for 2 years after which Mr. Short would be entitled to approved early retirement benefits. Currently no additional premiums would be required. If Mr. Short dies within 2 years of disability he would receive a $1,000,000 death benefit. If he did not die he would not be entitled to any other benefits. However, we have the right to determine if disability is an approved early retirement. If approved, he would receive a salary continuation benefit of $1,749.54 for 120 months discounted by 7.5%.
(h)	Under Mr. Shorts’ CIC Agreement, if payments are subject to excise taxes imposed under Code Section 4999, we will pay to Mr. Short an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the net after tax benefit to the executive including the gross-up is more than the lesser of $50,000 or 10% of after-tax benefit resulting from reducing the CIC payments to the golden parachute threshold. The following major assumptions were used to calculate payments under Section 280G:
-	Equity valued at the closing price of Common Stock on the NYSE on December 29, 2006 of $23.23.
-	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Reg. Section 1.280G-1 Q&A 24(c).
-	Calculations include an estimated value for the non-compete provision. Value estimated to be the lesser of total cash severance or current target remuneration.
-	Target remuneration includes salary, target bonus, target long-term incentives and one year of pension earnings.

The foregoing tables reflect enhanced termination and Change In Control payments and benefits. Other vested payments payable to the named executive officers upon termination of employment may be found in the following tables or sections of this Proxy Statement: Stock options – see Outstanding Equity Awards at Fiscal Year End table; Pension Benefits – see Pension Benefits section; Nonqualified Deferred Compensation – see Nonqualified Deferred Compensation section; and Payments under broad-based nondiscriminatory benefit programs are not reflected in these tables.

Certain Relationships and Related Transactions

Our Board of Directors has adopted a related person transaction policy that governs the review, approval or ratification of covered related person transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; the transaction is approved by the disinterested members of the Board of Directors; or the transaction involves compensation approved by our Compensation Committee.

In the event our management determines to recommend a related person transaction to the Audit Committee, such transaction must be presented to the Audit Committee for review and approval. After review, the Audit Committee will approve or disapprove such transaction and at each subsequently scheduled Audit Committee meeting, our management will update the Audit Committee as to any material change to the proposed related person transaction. In those instances in which our Corporate Secretary, in consultation with our Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for us to wait until the Audit Committee meeting, the Chair of the Audit Committee has delegated authority to act on behalf of the Audit Committee and shall present any such decision taken to the Audit Committee for ratification at a subsequent meeting. The Audit Committee (or the Chair) approves only those related person transactions that are in the best interests of Massey and our stockholders, as the Audit Committee (or the Chair) determines in good faith.

For purposes of this policy, “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect material interest. For purposes of determining whether a transaction is a related person transaction, the Audit Committee relies upon Item 404 of Regulation S-K, promulgated under the Exchange Act.

A “related person” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of us or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any other familial relationship the Audit Committee from time to time determines is appropriate to include, of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Mr. Blankenship has a brother, George Blankenship, a certified public accountant who, since 1977, has performed accounting services for several of our vendors and independent contractors. We do not pay for such services. George Blankenship does not perform any services on behalf of us, and Mr. Blankenship receives no financial or other benefit from George Blankenship’s activities.

Mr. Blankenship has a nephew, Keith Blankenship, who owns AA Auto Tire & Parts, Inc. (“A-A”). Several of our subsidiaries purchase automobile and light truck replacement parts from A-A. During the year ended December 31, 2006, our subsidiaries expended an aggregate of $1,096,754 for goods and services provided by A-A. Other than payments by our subsidiaries for goods and services of A-A, Massey and our subsidiaries make no other payments to A-A or its stockholders or officers. Mr. Blankenship has no financial or other interest in the activities of A-A.

On July 27, 2000, Mr. Adkins obtained a loan from our subsidiary, Boone East Development Co., in the amount of $327,000, bearing interest at the rate of 8% per annum, for the purpose of constructing his residence. The loan provides that if Mr. Adkins remains employed with us until June 24, 2010, or if he (i) is terminated by us for any reason other than for violation of our ethics policy, (ii) dies or (iii) becomes disabled before June 24, 2010, the loan and all accrued and unpaid interest thereunder will be forgiven. We also reimburse Mr. Adkins to compensate for federal and state withholding taxes that are payable on the forgiven principal and interest. Twenty-five percent of the original principal amount was forgiven on June 25, 2003 and an additional 35% of the original principal amount was forgiven on June 25, 2005. Accrued interest is forgiven at the end of each calendar year. If Mr. Adkins voluntarily terminates his employment with us before June 24, 2010, he shall repay the outstanding balance of the loan as follows:

Termination Date	Payment Due
Between June 25, 2005 and June 24, 2007	40% of the original principal amount plus all accrued and unforgiven interest thereon

Between June 25, 2007 and June 24, 2010	20% of the original principal amount plus all accrued and unforgiven interest thereon

The largest aggregate principal amount of indebtedness outstanding at any time during 2006 was $130,800 and the principal amount thereof outstanding as of March 15, 2007 was $130,800.

Dan R. Moore, one of our directors, is the Chairman of Moore Group, Inc., a multi-franchise auto dealership holding company. Several of our subsidiaries purchase vehicles and services from subsidiaries of Moore Group, Inc. During the year ended December 31, 2006, we expended an aggregate of $241,296 for vehicles and services provided by subsidiaries of Moore Group, Inc. (representing less than  1/2 of 1% of Moore Group, Inc. sales in 2006). Other than these payments by our subsidiaries for vehicles and services of subsidiaries of Moore Group, Inc., which were conducted in the normal course of business on a competitive bid basis, Massey and our subsidiaries made no other payments to Moore Group, Inc. or any of its subsidiaries.

Daniel S. Loeb and Todd Q. Swanson are members of our Board of Directors. Mr. Loeb is the founder and Chief Executive Officer of Third Point LLC. Mr. Swanson is an employee of Third Point LLC. On July 21, 2006, we reached an agreement with Third Point LLC regarding the election results of our Annual Meeting of Stockholders held on May 16, 2006, whereby we dismissed the action we filed in the Delaware Court of Chancery to determine whether Third Point LLC or Massey had obtained two of the three seats up for election, and accepted the certified results of the independent inspectors of election. In addition, we agreed to reimburse Third Point LLC for a portion of its attorneys’ fees associated with the proxy contest and the subsequent board seat dispute, in the amount of $750,000.

RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 2

The Audit Committee of the Board of Directors selected Ernst & Young LLP as our independent registered public accounting firm to perform the audits of our consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of internal control over financial reporting for 2007. Ernst & Young LLP was our independent registered public accounting firm for the fiscal years ending December 31, 2006 and December 31, 2005. Fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for fiscal 2006 and 2005, and fees billed for other services rendered by Ernst & Young LLP for the years ended December 31, 2006 and December 31, 2005, were $1,697,000 and $1,663,000, respectively. Components of the audit and non-audit fees are shown below in tabular format in the Audit Committee report.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

We are asking the stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our By Laws or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification. Even if the selection is ratified, the Audit Committee, exercising its own discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Board Recommendation

The Audit Committee and the Board of Directors recommend that our stockholders vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of six independent directors and operates under a written charter adopted by the Board of Directors. The Board of Directors has determined that each of the members is financially literate and has the requisite accounting or related financial management expertise, as such terms are interpreted by the Board of Directors in its business judgment, to serve as members of the Audit Committee and that each of Messrs Grant and Moore and Dr. Seger is an “audit committee financial expert” under the rules promulgated by the SEC under the Sarbanes-Oxley Act. The charter of the Audit Committee specifies that the Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders and investment community, relating to:

•	our accounting, reporting and financial practices, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee is responsible for the selection of our independent registered public accounting firm. Management is responsible for our internal controls and disclosure controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee’s meetings include, whenever it is deemed appropriate, executive sessions with our independent registered public accounting firm and with our internal auditors, in each case without the presence of management. During fiscal 2006, the Audit Committee held nine meetings. During 2006, outside of scheduled Audit Committee meetings, the Chairman of the Audit Committee communicated at least seven times with a representative of our independent registered public accounting firm and at least 18 times with our financial management and internal audit management.

During fiscal 2006, management represented to the Audit Committee that our quarterly and annual consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed these consolidated financial statements with management and Ernst & Young LLP prior to their issuance.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees), including the quality of our accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, the scope of the auditor’s responsibilities, significant accounting adjustments, and any disagreements with management.

Based upon the Audit Committee’s discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007. The Audit Committee also reviews with management and the registered independent public accounting firm the results of that firm’s review of the unaudited financial statements that are included in our quarterly reports on Form 10-Q.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted procedures for pre-approval of non-audit services performed by our independent registered public accounting firm. Management is required to obtain a written description of the non-audit services to be provided and the projected cost. Management forwards this information and a request to engage the independent registered public accounting firm for non-audit services to the Audit Committee members for approval. Approval authority has been delegated to the Chairman of the Audit Committee or his/her designee. Prior to approval, the Chairman of the Audit Committee confirms that the requested non-audit service is not a prohibited service as set out in SEC regulations and discloses any such approvals at the next meeting of the Audit Committee. The Audit Committee pre-approved all services performed by our independent registered public accounting firm in 2006.

Fees Billed by Ernst & Young LLP

	Fiscal year ended December 31, 2006	Fiscal Year Ended December 31, 2005
Audit fees	$1,585,000	$1,586,000
Audit-related fees	93,000	64,000
Tax fees	19,000	13,000
All other fees	—	—

Total Fees	$1,697,000	$1,663,000

Aggregate fees for services rendered by Ernst & Young LLP were approximately $1,697,000 for the fiscal year ended December 31, 2006 and $1,663,000 for the fiscal year ended December 31, 2005. These amounts are comprised of the following:

Audit fees are fees billed for professional services rendered for the audit of the annual financial statements (including professional services required by the Sarbanes-Oxley Act rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting), review of quarterly information, and services that generally only the auditor reasonably can provide. This category includes fees for assistance with and review of documents filed with the SEC and other accounting and financial reporting consultation and research work necessary to comply with PCAOB standards.

Audit-related fees are considered non-audit services and include fees paid to Ernst & Young LLP for specific-purpose audits and other consultations concerning financial accounting and reporting matters not classified as audit fees.

Tax fees are fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

All other fees are fees for products or services other than those in the above three categories. Ernst & Young LLP did not provide any services other than those described above.

Independence of Ernst & Young LLP

The Audit Committee has considered whether the provision of services described above under “Audit-related Fees” and “Tax Fees” is compatible with maintaining the independence of Ernst & Young LLP. The Chairman of the Audit Committee has had discussions with Ernst & Young LLP in which he made inquiries into its operations and conflict procedures, including the independence of its auditing function.

The Audit Committee also has received the written disclosures and a letter from Ernst & Young LLP relating to the independence of that firm as required by the SEC pursuant to the Sarbanes-Oxley Act and Rule 3600T of the PCAOB, which designates as interim independence standards Rule 101 of the American Institute of Certified Public Accountants’ Code of Professional Conduct and Standards Nos. 1, 2 and 3 of the Independence Standards Board (Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP that firm’s independence from us.

Audit Committee

April 19, 2007	James B. Crawford	E. Gordon Gee	Dan R. Moore
	Martha R. Seger	Todd Q. Swanson

The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our filings except to the extent that we specifically incorporate this report by reference therein.

STOCKHOLDER PROPOSALS

Proposal 3

Stockholder Proposal Regarding Political Contribution Reports

A stockholder has informed us that it intends to present the following proposal at the Annual Meeting. We are not responsible for the content of the proposal or supporting statement. We will provide our stockholders with the proponent’s name and address and the number of shares of Common Stock held by the proponent promptly upon receipt of an oral or written request.

Stockholder Proposal – Corporate political contributions

Resolved, that the stockholders of Massey Energy Company (“Massey” or “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds;

2.	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.	An accounting of the Company’s funds contributed to any of the persons or organizations described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to contribute;

c.	The internal guidelines or policies, if any, governing the Company’s political contributions.

This report shall be presented to the Board of Directors’ Audit Committee or other relevant oversight committee, and posted on the Company’s website to reduce costs to stockholders.

Stockholder Supporting Statements

As long-term stockholders of Massey, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure. Absent a system of accountability, we believe that corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its stockholders.

According to a November 12, 2006 Associated Press article, Massey President, Chairman and CEO Don Blankenship spent $2.1 million on election campaigns in 2006. The Corporate Library (“TCL”) estimated that in 2005, Mr. Blankenship received $28.8 million in total compensation, prompting TCL to describe his pay package as a “very high concern” and “among the very highest for a company of this size.” We feel that this level of compensation has created a public perception that Massey Energy resources are being utilized for political campaigns. According to a February 13, 2006 Wall Street Journal article, Mr. Blankenship often briefs Massey’s Board of Directors on his political activities and has its support. We believe our Company should provide all of the information sought by this resolution to ensure accountability by allowing stockholders to fully review the use of company assets in political activities.

Relying only on the limited data available from the Federal Election Commission and the Internal Revenue Service, the Center for Public Integrity, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations. Complete disclosure by the Company is necessary for the Company’s Board and its stockholders to be able to fully evaluate the political use of corporate assets. Although the Bi-Partisan Campaign Reform Act of 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s.

We believe increased public disclosure will make our Company’s political contributions more transparent, and allow stockholders to fully evaluate the use of corporate assets in election campaigns.

Board of Directors’ Statement in Opposition to Proposal Regarding Political Contribution Reports

The Board of Directors and management are committed to adhering to the highest standards of ethics and transparency and compliance with all laws and regulations related to political contributions. As required by law, information on political contributions that are made by Massey is already publicly available.

Our company’s Ethics Commitment to which all employees are required to adhere stipulates in Section 1 of the Code of Behavior contained within this Ethics Commitment: “No Massey Energy funds or assets shall be used for any unlawful or improper purpose. Such unlawful or improper purposes include payments to regulators and inspectors; illegal contributions (made directly or indirectly) of funds or services to any holders of political offices, whether elected or appointed, or candidates for such offices; and obtaining of privileges, special benefits, or favored treatment for Massey Energy or its members through the payment of bribes or through any other inducements that could be considered bribes.” Additionally, we require strict review of every political contribution to ensure compliance with all legal and policy requirements for contributions at every level of government, as well as alignment with business objectives and stockholder interests.

We seek to work ethically and constructively to exercise our fundamental right and responsibility to participate in the political process, and do so in the best interests of our stockholders. By policy and practice, where permitted by law, we make prudent political contributions to candidates and to political organizations who support free enterprise, economic growth and good government. As we assess whether to contribute to a particular candidate or political organization, we consider a number of factors, including whether such candidate or political organization is an advocate of specific issues miners and their families face and issues affecting the coal industry in general, and whether we consider the ways in which such political candidate or political organization would address such issues to be both reasonable and practical.

During 2006, no political contributions were made by the Company. In 2005, Massey contributed a total of $67,000 to political candidates and political organizations in Virginia. The Company has never made any contributions to candidates seeking office in any other states, including West Virginia and Kentucky, the other two states in which we have operations, as both of these states’ election laws prohibit corporations from contributing to political candidates seeking elected office in those states. In accordance with federal election laws, Massey has never made contributions to political candidates seeking elected offices at the federal level.

As permitted by law, qualified employees of the Company may contribute, if they so choose, to a Company-sponsored political action committee that operates outside of the direction of the Board of Directors and its Chief Executive Officer. In 2006, contributions made by the political action committee to various federal, state and local candidates totaled $5,980. In 2005, no contributions were made by the committee.

Our employees, as individual citizens, have the right to participate in the political process and to use their own resources, as permitted by law, to do so. In setting compensation, we do not take into consideration an employee’s past or expected participation in the political process.

Our Board of Directors is confident that our political contributions align with Massey’s long-term interests and thus does not believe a special report detailing those decisions is either necessary or an efficient use of our resources. The Board of Directors and management believe that the information required to be disclosed under the proposal on a semi-annual basis is duplicative of information already available to our stockholders and the public and would cause us to incur additional and unnecessary expense.

Board of Directors’ Recommendation

The Board of Directors recommends that our stockholders vote AGAINST the stockholder proposal regarding political contribution reports.

Proposal 4

Stockholder Proposal Regarding a Climate Change Report

A stockholder has informed us that it intends to present the following proposal at the Annual Meeting. We are not responsible for the content of the proposal or supporting statement. We will provide our stockholders with the proponent’s name and address and the number of shares of Common Stock held by the proponent promptly upon receipt of an oral or written request.

Stockholder Proposal – Climate Change Report

WHEREAS: In 2005, the scientific academies of 11 nations, including the U.S., stated that, “The scientific understanding of climate change is now sufficiently clear to justify nations taking prompt action. It is vital that all nations identify cost-effective steps that they can take now, to contribute to substantial and long-term reductions in net global greenhouse gas emissions.”

In October 2006, a report authored by former chief economist of The World Bank, Sir Nicolas Stern, estimates that climate change will cost between 5% and 20% of the global domestic product if emissions are not reduced, and that greenhouse gases can be reduced at a cost of approximately 1% of global economic growth. The report also warns that, “The investment that takes place in the next 10-20 years will have a profound effect on the climate in the second half of this century and in the next.”

In 2004, combustion of coal was responsible for approximately 35% of all greenhouse gas emissions generated by fossil fuels in the U.S.

In September 2006, California enacted a law requiring the state to reduce greenhouse gas emissions by 25 percent by 2020. In June 2005, a majority of U.S. Senators voted in favor of a resolution stating that, “… Congress should enact a comprehensive and effective national program of mandatory, market-based limits on emissions of greenhouse gases that slow, stop, and reverse the growth of such emissions...” As of July 2006 there were at least seven proposals before congress calling for a cap-and-trade system to regulate greenhouse gases.

Seven northeastern states have formed the Regional Greenhouse Gas Initiative, which aims to significantly reduce carbon dioxide emissions from power plants by 10% between 2009 and 2019.

In February 2005, the Kyoto Protocol took effect, imposing mandatory greenhouse gas limits on the 148 participating nations. Companies with operations in those nations must reduce or offset some of their greenhouse gas emissions. For example, companies with operations in Europe can make reductions using the European emissions trading program, where CO2 has regularly traded for more than $20 per ton.

In 2005 and 2006, Walmart, GE, Goldman Sachs, JPMorgan, PG&E, FPL, Entergy, Exelon, PNM Resources, NRG Energy, Alliant Energy and Duke Energy issued statements supporting mandatory federal regulation of greenhouse gas emissions.

RESOLVED: Stockholders request a report (reviewed by a board committee of independent directors) on how the company is responding to rising regulatory, competitive, and public pressure to significantly reduce carbon dioxide and other emissions from the company’s current products and operations. The report should be provided by September 1, 2007 at a reasonable cost and omit proprietary information.

Board of Directors’ Statement in Opposition to Proposal Regarding a Climate Change Report

While carbon dioxide is not currently regulated as a pollutant, we are very much aware of the increasing focus on carbon dioxide and climate change. We have taken innovative steps to address climate change and other emissions issues and will continue to do so.

Our efforts will be shaped in large part by the nature of our business. Our principle product is coal. Importantly, coal naturally contains carbon and the burning of coal by our utility customers and others necessarily emits carbon dioxide. Carbon cannot be removed from coal and Massey cannot provide coal that does not emit carbon dioxide when it is burned. Accordingly, we are not in a position to “significantly reduce” carbon dioxide from our “products” as the proposal suggests.

However, we have still positioned ourselves to make a difference. While carbon cannot be removed from coal, carbon dioxide and other emissions can be captured or controlled as coal is burned. While we do not burn coal, we support technologies that allow coal to be burned more cleanly and efficiently. Importantly, we have an active ownership interest in Cansolv, a company that has produced new and innovative technologies that are being applied today for capturing and controlling emissions of sulfur dioxide, nitrogen oxides, mercury and carbon dioxide from the burning of fossil fuels. The early testing and application of these technologies has been very positive and we believe the technology can be used by coal fired utilities. Indeed, we have a majority ownership interest in Coalsolv, a company that holds the right to market Cansolv’s technology to coal fired power plants in the United States.

In addition to our investment in technology, we also closely monitor the political, regulatory and public policy issues related to climate change in keeping with Massey’s commitment to understand and obey all laws relating to our business. We also are committed to regularly inform our stockholders, through our public filings with the Securities and Exchange Commission and otherwise, of our on-going efforts to address issues related to climate change and the potential impacts of climate change on Massey and our stockholders.

In closing, while carbon dioxide is not currently regulated as a pollutant, we have closely followed the scientific and regulatory developments relating to climate change and have taken steps to adapt to changes in the regulation of carbon dioxide by promoting innovative technologies that can be employed where science and sound public policy warrant. We will be keeping our stockholders and the public informed of our on-going efforts in this regard.

For all of the foregoing reasons, we oppose the proposal to produce a report detailing how we will significantly reduce carbon dioxide emissions from our products and operations. Preparing the requested report will not create added value to the stockholders and will serve only to increase administrative burdens and costs.

Board of Directors’ Recommendation

The Board of Directors recommends that our stockholders vote AGAINST the stockholder proposal regarding a climate change report.

CERTAIN MATTERS RELATING TO

PROXY MATERIALS AND ANNUAL REPORTS

Our Proxy Statement and Annual Report are available on our Internet site at www.masseyenergyco.com, Investor Relations, SEC Filings. Stockholders can elect to access future proxy soliciting materials, including notices to stockholders of annual meetings and proxy statements, and annual reports over the Internet instead of receiving paper copies in the mail by checking the appropriate box and providing your e-mail address on your proxy card. Providing these documents over the Internet will reduce our printing and postage costs and the number of paper documents stockholders would otherwise receive. We will notify stockholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a stockholder’s consent will remain in effect until such stockholder revokes it by notifying us otherwise at Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261, Attention: Corporate Secretary. Stockholders of record can choose this option for future proxy material deliveries by marking the appropriate space on the proxy card included with this Proxy Statement and stockholders of record voting electronically through the Internet or by telephone can choose the option by following the instructions provided by telephone or over the Internet, as applicable. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on such form for instructions on how to elect to view future proxy statements and annual reports over the Internet, if such institution provides this option.

AVAILABILITY OF RESTATED CERTIFICATE OF INCORPORATION, RESTATED BYLAWS,

CORPORATE GOVERNANCE GUIDELINES, CODES OF ETHICS, COMMITTEE CHARTERS,

SEC FILINGS AND OTHER MATERIALS

Copies of our Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, Ethics Commitment Agreement, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, the charters of the Audit, Compensation, Executive, Governance and Nominating, and Safety, Environmental and Public Policy Committees, and other materials are posted on and may be obtained through our website, www.masseyenergyco.com, Investor Relations, Corporate Governance, or may be requested, at no cost, by telephone at 1-866-814-6512 or by mail at: Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261, Attention: Investor Relations. Our filings with the SEC may be found on our website at Investor Relations, SEC Filings. A copy of our Audit Committee Charter is also attached to this Proxy Statement as Annex A.

RICHARD R. GRINNAN
Vice President and Corporate Secretary

April 19, 2007

Richmond, Virginia

ANNEX A

AUDIT COMMITTEE CHARTER

A.	PURPOSE AND ACTIVITIES

Statement of Purpose

The Audit Committee (the “Committee”) shall:

i.	provide assistance to the Company’s Board in fulfilling its oversight responsibility to the shareholders, potential shareholders and investment community relating to:

a.	the accounting, reporting and financial practices of the Company, including the integrity of the Company’s financial statements;

b.	the Company’s compliance with legal and regulatory requirements;

c.	the independent registered public accountants qualifications and independence; and

d.	the performance of the Company’s internal audit function and independent registered public accountants; and

ii.	prepare the report that Securities and Exchange Commission (“SEC”) rules require to be included in the Company’s annual proxy statement.

Responsibilities

It is the responsibility of the Committee to maintain free and open communication between the directors, the independent registered public accountants, internal audit and the management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority, without seeking the approval of the Board, to engage, at the Company’s expense, independent counsel and other advisors as it determines necessary to carry out its responsibilities. To assist it in carrying out its responsibilities, the Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate.

As part of its responsibilities, the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, the New York Stock Exchange (the “NYSE”) or other regulatory authorities:

i.	Appoint and retain (subject to shareholder approval) or terminate, when appropriate, an independent registered public accounting firm to serve as the independent registered public accountants of the Company, which firm shall report directly to the Committee. In its capacity as a committee of the Board, the Committee shall be directly responsible for the appointment, compensation and oversight of the independent registered public accountants.

ii.	Approve in advance all audit engagement fees and terms of all audit services to be performed by the independent registered public accountants. By approving the audit engagement, the audit services shall be deemed to have been pre-approved.

iii.	Establish policies and procedures for the engagement of the independent registered public accountants to provide permissible non-audit services, which shall require pre-approval by the Committee of all permissible non-audit services to be provided by the independent registered public accountants.

iv.	Obtain and review, at least annually, a report by the independent registered public accountants describing:

a.	the independent registered public accountants’ internal quality-control procedures;

b.	any material issues raised within the preceding five years by the internal quality-control reviews, or peer reviews, of the firm, or by any inquiry or investigation by governmental or professional authorities, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

c.	all relationships between the independent registered public accountants and the Company.

v.	Oversee the regular rotation of the lead and concurring partners of the independent registered public accountants as required by law and consider any regular rotation of the audit firm itself.

vi.

Review and evaluate annually the qualifications, performance and independence of the independent registered public accountants and the lead and concurring partners of the independent registered public accountants, including considering whether the independent registered public accountants’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the independent registered public accountants’ independence. This evaluation shall take into account the opinions of management and the internal auditors.

vii.	Review and discuss with the independent registered public accountants:

a.	the scope of the audit, the results of the annual audit examination by the independent registered public accountants, and any difficulties the independent registered public accountants encountered in the course of its audit work, including any restrictions on the scope of the independent registered public accountants’ activities or on access to requested information, and any significant disagreements with management; and

b.	any reports of the independent registered public accountants with respect to interim periods.

viii.	Review and discuss with the independent registered public accountants and management the annual audited and quarterly financial statements of the Company, including:

a.	the independent registered public accountants’ judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the Company’s financial statements;

b.	the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical;

c.	any major issues regarding the adequacy of the Company’s internal controls or the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and internal controls;

d.	analyses prepared by management and/or the independent registered public accountants setting forth significant financial reporting issues and judgments made in connection with preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

e.	types of information to be disclosed and the type of presentation to be made in the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

f.	the effect of regulatory and accounting initiatives on the financial statements.

ix.	Recommend to the Board, based on the review and discussions described in paragraphs (vii) and (viii), whether the financial statements should be included in the Annual Report on Form 10-K.

x.	Review the Company’s accounting policies and practices in light of the requirements of the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants. The Committee shall review at least annually the Company’s description of its critical accounting policies. Any significant changes in these policies must be approved in advance by the Committee.

xi.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies, and any material reports, inquiries or correspondence received from regulators or government agencies, which raise material issues regarding the Company’s financial statements or accounting policies.

xii.	Obtain and review, prior to each meeting, a summary of internal audit reports completed and in process, and a progress report on the internal audit plan.

xiii.	Review, with the input of the independent registered public accountants, the performance of the internal audit function of the Company, including the independence and authority of its reporting obligations, the reasonableness of the proposed internal audit plan for the coming year, the coordination of the internal audit plan with the independent registered public accountants, and the adequacy of staffing and budget to accomplish the internal audit plan.

xiv.	Meet periodically and separately with the independent registered public accountants, internal audit and management to review and discuss the adequacy and effectiveness of the internal controls of the Company (with particular emphasis on the scope and performance of the internal audit function).

xv.	Review and discuss the Company’s disclosure controls and procedures with the independent registered public accountants, internal audit and management.

xvi.	Establish policies for the hiring of employees or former employees of the independent registered public accountants.

xvii.	Review and discuss with management the Company’s most significant financial risks, methods of risk assessment, risk mitigation strategies and the overall effectiveness of the Company’s guidelines, policies and systems with respect to risk assessment and management, including policies and procedures for derivative and foreign exchange transactions and insurance coverage.

xviii.	Establish and review procedures for the handling of complaints received by the Company regarding accounting, internal controls or audit matters, including procedures for the confidential, anonymous submission of legitimate concerns by employees regarding any questionable accounting, internal controls or audit matters.

xix.	Prepare the Committee’s report to be included in the Company’s annual report and/or proxy statement, as required by the Securities Exchange Act of 1934.

xx.	Obtain reports from management annually regarding the Company’s codes of conduct and ethics.

xxi.	Conduct an evaluation of the Committee’s performance, at least annually, to determine whether it is functioning effectively.

xxii.	Review the adequacy of this Charter and recommend any changes to the Board.

xxiii.	Report regularly to the full Board with respect to the Committee’s performance of its responsibilities under this Charter.

Limitations

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent registered public accountants. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent registered public accountants or to assure compliance with laws and regulations and the Company’s business ethics and code of conduct.

B.	MEMBERSHIP

The Committee shall consist of at least three directors, all of whom shall be “independent directors.” For purposes hereof, an “independent director” means a director who satisfies the “independence” requirements of the NYSE and SEC. Each member of the Committee must be financially literate, as determined in the Board’s judgment, and at least one member of the Committee must be an “audit committee financial expert,” as defined in rules promulgated by the SEC. The Board shall designate one member as the Chair.

If a member of the Committee simultaneously serves on the audit committee of more than two other public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and must disclose such determination in the annual report and proxy statement. The members of the Committee shall be appointed annually by the Board at its May meeting. The Board may replace Committee members at any time.

C.	MEETINGS

The Committee shall meet quarterly, prior to the regular meetings of the Board. The Committee shall meet more frequently to the extent deemed necessary or appropriate by its members. The Committee shall meet separately in executive sessions, periodically, with each of management, the principal internal auditor of the Company and the independent registered public accountants. At each regular meeting of the Board, the Committee shall report to the full Board with respect to the Committee’s meetings and activities. A majority of the Committee shall constitute a quorum for conducting business. The Committee shall maintain minutes and other relevant documentation of all its meetings.

Directions

The Four Seasons Hotel is located at 57 East 57th Street, New York, New York 10022.

Directions from LaGuardia Airport:

•	From LaGuardia Airport take Grand Central Parkway west toward New York City

•	Cross Triborough Bridge and stay right for access to Manhattan

•	Follow signs for FDR (Franklin D. Roosevelt) Drive South

•	Pay the toll

•	Take FDR Drive into New York City (Southbound)

•	Exit onto 63rd Street

•	Take 63rd Street west to Fifth Avenue

•	Turn left onto Fifth Avenue

•	Turn left onto 58th Street

•	The Hotel is on 58th Street between Madison and Park Avenues

Directions from JFK International Airport:

•	Follow signs to Van Wyck Expressway – New York City

•	Take exit #10 for Grand Central Parkway – Triborough Bridge

•	Cross Triborough Bridge and stay right for access to Manhattan

•	Follow signs to FDR (Franklin D. Roosevelt) Drive South

•	Pay the toll

•	Take FDR Drive into New York City – Southbound

•	Exit at 63rd Street

•	Follow 63rd Street to Fifth Avenue

•	Turn left onto Fifth Avenue

•	Turn left onto 58th Street

•	The Hotel is on 58th Street between Madison and Park Avenues

Directions from Newark Liberty International Airport:

•	Take New Jersey Turnpike north toward New York City

•	As road divides, follow signs for New Jersey Turnpike

•	Collect ticket at toll plaza (pay upon exiting turnpike)

•	Stay right on New Jersey Turnpike and follow signs to Lincoln Tunnel (exit 16E)

•	Pay toll at exit 16E toll plaza

•	Follow signs to Lincoln Tunnel – New York

•	Stay left for toll Plaza of Lincoln Tunnel

•	Pay toll and enter Lincoln Tunnel

•	Exit tunnel and stay left

•	Follow signs for 40th Street North – West Side Highway

•	At third traffic light, turn right onto 42nd Street

•	Turn left onto 8th Avenue

•	Turn right onto 58th Street

•	Hotel is between Madison and Park Avenues

From New England on Route 95 South:

•	As you approach the New York area on Route 95 South, follow signs for George Washington Bridge – 95 South (cross Bronx Expressway)

•	Follow signs for Exit 1, Route 9A – Henry Hudson Parkway (last exit in New York)

•	Follow signs for Henry Hudson Parkway South – downtown

•	Exit onto 56th Street and continue straight

•	Turn left onto 11th Avenue (first traffic light)

•	Turn right onto 58th Street (second traffic light)

•	The Hotel is on 58th Street between Madison and Park Avenues

MASSEY ENERGY COMPANY

2007 Annual Meeting of Shareholders

May 22, 2007

You are cordially invited to attend the 2007 Annual Meeting of Stockholders which will be held on Tuesday, May 22, 2007, beginning at 9:00 a.m. Eastern Daylight Time at:

The Four Seasons Hotel

57 East 57th Street

New York, New York 10022

Directions are included on the last page of the Notice of Annual Meeting.

ADMITTANCE TICKET

This ticket entitles you, the stockholder, and one guest to attend the 2007 Annual Meeting.

Please bring it with you. Only stockholders and their guests will be admitted.

We look forward to welcoming you on Tuesday, May 22.

Massey Energy Company 4 North 4th Street Richmond, VA 23219	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2007.

The undersigned, a stockholder of MASSEY ENERGY COMPANY, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2006; and, revoking any proxy or voting instruction previously given, hereby constitutes and appoints Baxter F. Phillips, Jr., Richard R. Grinnan and Jeffrey M. Jarosinski, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of Common Stock of MASSEY ENERGY COMPANY held by the undersigned as of the record date, standing in the name of the undersigned at the Annual Meeting of Stockholders of MASSEY ENERGY COMPANY, on Tuesday, May 22, 2007 at 9:00 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

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’ DISCRETION.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE TOLL FREE 1-800-560-1965 QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on May 21, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET http://www.eproxy.com/mee/ QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on May 21, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Massey Energy Company, c/o Wells Fargo Shareowner ServicesSM, P.O. Box 64845, St. Paul, MN 55174-0874.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. To elect three Class II directors:	01 Richard M. Gabrys 02 Dan R. Moore	03 Baxter F. Phillips, Jr.	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐ For	☐ Against	☐ Abstain

The Board of Directors Recommends a Vote AGAINST Items 3 and 4.

3. Stockholder proposal regarding political contribution reports.	☐ For	☐ Against	☐ Abstain

4. Stockholder proposal on a climate change report.	☐ For	☐ Against	☐ Abstain

I hereby authorize the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

I plan to attend the meeting  ☐ Address Change? Mark Box  ☐ Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

MASSEY ENERGY COMPANY

2007 Annual Meeting of Shareholders

May 22, 2007

You are cordially invited to attend the 2007 Annual Meeting of Stockholders which will be held on Tuesday, May 22, 2007, beginning at 9:00 a.m. Eastern Daylight Time at:

The Four Seasons Hotel

57 East 57th Street

New York, New York 10022

Directions are included on the last page of the Notice of Annual Meeting.

ADMITTANCE TICKET

This ticket entitles you, the stockholder, and one guest to attend the 2007 Annual Meeting.

Please bring it with you. Only stockholders and their guests will be admitted.

We look forward to welcoming you on Tuesday, May 22.

Massey Energy Company 4 North 4th Street Richmond, VA 23219	401(k) plan proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2007.

The undersigned, a participant in the MASSEY ENERGY COMPANY Coal Company Salary Deferral and Profit Sharing Plan (the “401(k) Plan”), acknowledges receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2006; and, revoking any proxy or voting instruction previously given with respect to shares held in the 401(k) Plan, hereby directs the trustee of the 401(k) Plan to vote all shares of Common Stock of MASSEY ENERGY COMPANY allocated to the undersigned’s 401(k) Plan account as of the record date at the Annual Meeting of Stockholders of MASSEY ENERGY COMPANY, on Tuesday, May 22, 2007 at 9:00 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE ON RETURNED PROXY CARDS, THIS PROXY CARD WILL BE VOTED PROPORTIONATELY IN THE SAME MANNER AS THOSE SHARES HELD IN THE 401(k) PLAN FOR WHICH TIMELY VOTING INSTRUCTIONS ARE RECEIVED WITH RESPECT TO SUCH PROPOSAL(S). IF YOU DO NOT PROVIDE TIMELY VOTING INSTRUCTIONS TO THE TRUSTEE, YOU WILL BE CONSIDERED TO HAVE ELECTED THAT YOUR SHARES HELD IN THE 401(k) PLAN BE VOTED, AND THE TRUSTEE WILL VOTE SUCH SHARES, PROPORTIONATELY IN THE SAME MANNER AS THOSE SHARES HELD IN THE 401(k) PLAN FOR WHICH TIMELY VOTING INSTRUCTIONS ARE RECEIVED.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE TOLL FREE 1-800-560-1965 QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 4:59 p.m. (CT) on May 17, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET http://www.eproxy.com/mee/ QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 4:59 p.m. (CT) on May 17, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Massey Energy Company, c/o Wells Fargo Shareowner ServicesSM, P.O. Box 64845, St. Paul, MN 55174-0874.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. To elect three Class II directors:	01 Richard M. Gabrys 02 Dan R. Moore	03 Baxter F. Phillips, Jr.	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐ For	☐ Against	☐ Abstain

The Board of Directors Recommends a Vote AGAINST Items 3 and 4.

3. Stockholder proposal regarding political contribution reports.	☐ For	☐ Against	☐ Abstain

4. Stockholder proposal on a climate change report.	☐ For	☐ Against	☐ Abstain

I hereby authorize the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

I plan to attend the meeting  ☐ Address Change? Mark Box  ☐ Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.